Exhibit 4.1

$250,000,000

CREDIT AGREEMENT

by and among

CV PROPCO, LLC,

as the Borrower

DEUTSCHE BANK TRUST COMPANY AMERICAS,
JPMORGAN CHASE BANK, N.A.

and

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Administrative Agent for the Secured Parties

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

DEUTSCHE BANK SECURITIES INC.

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Running Manager

Dated as of February 7, 2008

4.11	ERISA Compliance	54
4.12	Assets and Liens	55
4.13	Securities Acts	55
4.14	Consents, Etc.	55
4.15	Hazardous Materials	56
4.16	Intellectual Property	56
4.17	Insurance	57
4.18	Full Disclosure	57
4.19	Brokers	57
4.20	No Default	57
4.21	Solvency	57
4.22	Contractual Obligations	57
4.23	Representations Regarding the Mortgaged Property	57
4.24	Use of Proceeds	58
4.25	Single Purpose Entity	58
4.26	Labor	58
4.27	Taxpayer Identification Number	59
4.28	Anti-Terrorism Laws	59
4.29	Property Accounts	60
4.30	Required Interest Rate Contracts	60

Article V Affirmative Covenants		60

5.1	Reporting Requirements	60
5.2	Maintenance of Existence and Rights	62
5.3	Compliance with Laws; Forfeiture	62
5.4	Access	63
5.5	Insurance; Casualty; Condemnation; Restoration	63
5.6	Books and Records	65
5.7	Maintenance of Property	65
5.8	Approved Leases	65
5.9	Taxes	65
5.10	Environmental	66
5.11	Title to the Mortgaged Property	66
5.12	Loan Proceeds	66
5.13	Interest Rate Contracts	66
5.14	Single Purpose Entities	68
5.15	Interest Reserve Account	68
5.16	Security Interest in Accounts	69
5.17	Entitlements	70
5.18	Further Assurances	70
5.19	Escrow Deposits	71

Article VI Negative Covenants		72

6.1	Liens	72
6.2	Indebtedness	72

6.3	Fundamental Change	72
6.4	Disposition	72
6.5	Investments	75
6.6	Transactions with Affiliates	75
6.7	Modifications to Organizational Documents and Other Material Agreements	75
6.8	Restricted Payments	75
6.9	Financial Covenants	76
6.10	Sale Leaseback	76
6.11	Negative Pledges	76
6.12	Modifications	76
6.13	Interest Rate Contracts	77

Article VII Events of Default		77

7.1	Event of Default	77
7.2	Remedies	79

Article VIII The Administrative Agent		80

8.1	Appointment	80
8.2	Delegation of Duties	80
8.3	Exculpatory Provisions	81
8.4	Reliance by the Agents	81
8.5	Notice of Default	81
8.6	Non-Reliance on Agents and Other Lenders	82
8.7	Indemnification	82
8.8	Agents in Their Individual Capacity	83
8.9	Successor Administrative Agent	83
8.10	Limitations on Agents Liability	83
8.11	Collateral	83

Article IX Exculpation		84

9.1	Exculpated Parties	84
9.2	Carveouts From Non-Recourse Limitations	84

Article X Miscellaneous Provisions		86

10.1	No Assignment by Borrower	86
10.2	Modification	86
10.3	Cumulative Rights; No Waiver	87
10.4	Entire Agreement	87
10.5	Survival	87
10.6	Notices	87
10.7	Governing Law	88
10.8	Assignments, Participations, Syndication, Etc.	88
10.9	Counterparts	89

10.10	Sharing of Payments	90
10.11	Confidentiality	90
10.12	Consent to Jurisdiction	90
10.13	Waiver of Jury Trial	91
10.14	Indemnity	91
10.15	Telephonic Instruction	92
10.16	Marshalling; Payments Set Aside	92
10.17	Set-off	92
10.18	Severability	93
10.19	No Third Parties Benefited	93
10.20	Time	93
10.21	Reinstatement	93
10.22	Rights Under Specified Interest Rate Contracts	93

SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule I	Commitments
Schedule 1.1A	Allocated Loan Amount
Schedule 1.1C	Legal Description of Cactus Assemblage
Schedule 1.1D	Material Agreements
Schedule 1.1E	Legal Description of Wild Wild West Assemblage
Schedule 3.1(1)	Long-Term Approved Leases
Schedule 3.1(2)	Conditions to Funding of Loan
Schedule 4	Exceptions to Representations and Warranties
Schedule 4.1	Material Obligations and Liabilities
Schedule 4.6	Material Litigation
Schedule 4.7	Taxes
Schedule 4.9	Capital Stock of Borrower
Schedule 4.11	ERISA Compliance
Schedule 4.14	Required Consents
Schedule 4.15	Hazardous Materials
Schedule 4.17	Existing Insurance
Schedule 4.27	Taxpayer ID Numbers
Schedule 4.29	Property Accounts
Schedule 5.5	Insurance Requirements
Schedule 6.6	Affiliate Transactions
Schedule 10.6	Notices

v

EXHIBITS

Exhibit A	Form of Guaranty
Exhibit B	Form of Assignment and Acceptance Agreement
Exhibit C	Form of Closing Certificate
Exhibit D-1	Form of Subordination Agreement
Exhibit D-2	Form of Tenant Estoppel
Exhibit E	Form of Note
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Assignment of Interest Rate Contract
Exhibit H	Form of Deposit Account Control Agreement
Exhibit I	Form of Advance Request
Exhibit J	Form of Securities Account Control Agreement
Exhibit K	Form of Environmental Indemnity
Exhibit L	Form of Compliance Certificate
Exhibit M	Form of Assignment of Contracts
Exhibit N	Form of Counterparty Acknowledgment
Exhibit O	Form of Assignment of Leases and Rents
Exhibit P	Form of Rate Request
Exhibit Q	Form of Survey Certification

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and dated as of the 7th day of February, 2008 (“Effective Date”), by and between CV PROPCO, LLC, a limited liability company organized under the laws of the state of Nevada (“Borrower”); THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”); and JPMORGAN CHASE BANK, N.A. (“JPM”) as syndication agent (in such capacity, the “Syndication Agent”).

RECITALS

A.            The Borrower has requested that the Lenders extend a Term Loan Credit Facility to Borrower in the aggregate amount of $250,000,000 (the “Facility”).  On the Closing Date, $200,000,000 of the Facility shall be advanced to (a) fund a one-time distribution to Station Casinos, Inc. (the “Closing Date Distribution”), (b) establish the Interest Reserve (as hereinafter defined), and (c) pay Facility-related expenses and fees.  Subsequent to the Closing Date, Borrower may request additional advances of the Facility, up to an aggregate amount of $50,000,000, to finance the purchase of parcels of real property adjacent to the Wild Wild West Assemblage (as hereinafter defined) as approved by the Administrative Agent in its reasonable discretion (such approved parcels, the “Adjacent Parcels”), subject to the terms and conditions of this Agreement.

B.            The Lenders party hereto have agreed to extend such Facility and DBTCA has agreed to act as administrative agent on behalf of the Secured Parties on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and other capitalized terms used herein are defined in, or the location of the definitions thereof referenced in, Article I).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINED TERMS

1.1           Defined terms.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) if the long-term unsecured debt rating is “A” or lower by S&P, a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “Aa3” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Account Agreement” shall mean the Securities Account Control Agreement to be executed by Borrower, the Administrative Agent and the Securities Intermediary, which Agreement shall be substantially in the form of Exhibit J.

“Account Collateral” shall have the meaning given such term in Section 5.16 of this Agreement.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by the Acceptable Counterparty to the Required Interest Rate Contracts in the form of Exhibit N.

“Act” shall have the meaning given such term in Section 4.13 of this Agreement.

“Adjacent Parcels” shall have the meaning given such term in Recital A of this Agreement.

“Administrative Agent” shall have the meaning given such term in the preamble to this Agreement and shall include any successor to DBTCA as the initial “Administrative Agent” hereunder.

“Advance” shall mean each disbursement of any portion of a Loan by Lenders to Borrower pursuant to the terms of this Agreement and the other Loan Documents.

“Advance Request” shall mean  a request by the Borrower for an Advance in accordance with Section 2.1(2)(iii), substantially in the form of Exhibit I.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with, such Person.  In the case of a Lender which is a fund that invests in loans, any other fund that invests in loans which is managed by the same investment advisor as such Lender, or by another Affiliate of such Lender or such investment advisor, shall be deemed an Affiliate of such Lender.

“Agents” shall mean the Administrative Agent and the Syndication Agent, together with their permitted successors and assigns.

“Aggregate Commitments” shall mean the Commitments of all Lenders in the aggregate.  The Aggregate Commitments as of the Closing Date are $250,000,000.

“Agreement” shall mean this Credit Agreement, as the same may be Modified.

“Allocated Loan Amount” shall mean with respect to each Real Property, the designated allocated portion of the aggregate Loans applicable to such Real Property that is set forth on Schedule 1.1A attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Anti-Terrorism Laws” shall have the meaning given such term in Section 4.28(1) of this Agreement.

“Applicable Base Rate” shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the “Base Rate Spread” set forth in the Notes.

“Applicable LIBO Rate” shall mean, with respect to the applicable Interest Period, the floating rate per annum equal to the Reserve Adjusted LIBO Rate plus the “LIBO Rate Spread” set forth in the Notes.

“Appraisal” shall mean a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation) and all Requirements of Law applicable to Lenders, including in conformity with the Financial Institutions Reform Recovery and Enforcement Act (FIRREA), undertaken by an independent appraisal firm satisfactory to Agents in their sole discretion, and providing an assessment of fair market value of the subject Real Property.

“Appraised Value” shall mean the most recent fair market value established by an Appraisal acceptable to Administrative Agent.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” and a minimum short-term unsecured debt rating of at least “A-1” by each of the Rating Agencies, it being understood that the A and A-1 benchmark ratings and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P.

“Approved Leases” shall mean (a) all existing Leases (the “Existing Leases”), (b) any Leases entered into by Borrower as landlord after the Closing Date which will expire on or prior to the date that is six (6) months before the Maturity Date or which are terminable without cost to Borrower, as landlord, upon not more than sixty (60) days notice to the tenant thereunder and which are otherwise on terms and conditions similar to the Existing Leases, and (c) any other Leases entered into by Borrower as landlord after the Closing Date that are in form and substance acceptable to the Administrative Agent, in its reasonable discretion.

“Assignee” shall have the meaning given such term in Section 10.8(1) of this Agreement.

“Assignment and Acceptance Agreement” shall mean an agreement substantially in the form of Exhibit B.

“Assignment of Contracts” shall mean an agreement substantially in the form of Exhibit M.

“Assignment of Interest Rate Contract” shall mean each Assignment of Interest Rate Contract and Security Agreement in the form attached hereto as Exhibit G, to be delivered by the Borrower, as assignor, to the Administrative Agent, as assignee, assigning to the Administrative Agent all of the Borrower’s interest in the applicable Required Interest Rate Contract, as the same may be Modified.

“Assignment of Leases and Rents” shall mean an agreement substantially in the form of Exhibit O.

“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor thereto.

“Base Rate” shall mean on any day the higher of:  (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).

“Base Rate Loans” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial” shall mean, when used in the context of beneficial ownership, the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Borrower” shall have the meaning given to such term in the preamble to this Agreement.

“Borrower Parties” shall mean, jointly and severally, each of the Borrower, Guarantors, Pledgor and any Affiliate of the foregoing executing any Loan Document.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated to close their regular banking business.

“Cactus Assemblage” shall mean that certain land assemblage located in the Las Vegas, Nevada metropolitan area, on the Closing Date consisting of approximately 60.72 acres of land located on the northeast corner of Interstate 15 and Cactus Avenue, as more particularly described on Schedule 1.1C.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (b) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

“Cash Equivalents” shall mean, with respect to any Person, any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States.  Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change.  If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating.  Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index.  U.S. Government Obligations include, but are not limited to:  U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates,

U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds.  In no event shall any such obligation have a maturity in excess of 365 days.

“Casualty” shall mean a fire, explosion, flood, collapse, hurricane, or other casualty affecting the Mortgaged Property.

“CERCLIS” shall have the meaning given such term in Section 4.15 of this Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean, at any time, that Station Casinos, Inc. shall cease to own and control, directly, one hundred percent (100%) of the Capital Stock of Pledgor, or Pledgor shall cease to own and control, directly, one hundred percent (100%) of the Capital Stock of Borrower.

“Closing Certificate” shall mean a certificate in substantially the form of Exhibit C.

“Closing Date” shall mean the date as of which all conditions set forth in Section 5.1 of this Agreement shall have been satisfied and the Initial Funding has occurred.

“Closing Date Distribution” shall have the meaning given such term in Recital A of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Commitment” shall mean the commitment of a Lender to make or otherwise fund any Loan.  The amount of each Lender’s Commitment is set forth on Schedule I or in the applicable Assignment and Acceptance Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Compliance Certificate” shall have the meaning given such term in Section 5.1(3) of this Agreement.

“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Mortgaged Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

“Consolidated” shall mean with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries, in conformity with GAAP.  “Consolidation” shall have a meaning correlative thereto.

“Consolidated Entity” shall mean, with respect to any Person, (a) any Subsidiary of such Person and (b) any Person Consolidated in the financial statements of such Person in accordance with GAAP.

“Contact Office” shall mean the office of DBTCA located at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-1110, New York, NY 10005-2858, Attention:  Loan Administration, or such other offices in New York, New York as the Administrative Agent may notify the Borrower and the Lenders from time to time in writing.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “Controlled,” “Controlling” and “Common Control” shall have correlative meanings.

“Counterparty” shall mean the counterparty to a Required Interest Rate Contract, which shall be an Acceptable Counterparty.

“Credit Date” shall mean the date of the making of a Loan.

“DBTCA” shall have the meaning given to such term in the preamble to this Agreement.

“Default Rate” shall mean a per annum rate equal to two percent (2%) above the Applicable Base Rate in effect during the applicable calculation period (whether or not such Applicable Base Rate shall otherwise have been elected by Borrower in accordance with this Agreement).

“Defaulted Loan” shall have the meaning given such term in Section 2.13(2) of this Agreement.

“Defaulting Lender” shall have the meaning given such term in Section 2.13(2) of this Agreement.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Control Agreements” shall mean each of the Deposit Account Control Agreements, to be executed by Borrower, the Administrative Agent and the applicable financial institution at which a Property Account is established, which Agreement shall be substantially in the form of Exhibit H.

“Disposition” shall mean the sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in a Mortgaged Property, or other Property of the Borrower; provided, however, that Disposition shall not include any Permitted Encumbrances.

“Distribution” shall mean with respect to the Borrower:  (a) any distribution of cash or Cash Equivalents, directly or indirectly, to the partners or holders of Capital Stock of the Borrower, or any other distribution on or in respect of any partnership, company or equity interests of the Borrower; (b) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower; or (c) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of the Borrower, directly or indirectly.

“Dollars” and the sign “$” shall mean the lawful money of the United States of America.

“Downgrade” shall have the meaning given such term in Section 5.13(3)(ii) of this Agreement.

“Effective Date” shall mean the date first written in the introductory paragraph of this Agreement.

“Eligible Assignee” shall mean any of the following:

(a)           A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;

(b)           A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c)           A Person that is engaged in the business of commercial banking and that is:  (i) an Affiliate of a Lender, (ii) an Affiliate of a Person of which a Lender is an Affiliate, or (iii) a Person of which a Lender is an Affiliate;

(d)           An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which invests in bank loans and has total assets of $500,000,000; and

(e)           Any fund which invests in bank loans and whose assets exceed $100,000,000;

provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person:  (i) such Person is able to make or maintain, as applicable, its portion of the Loans in Dollars, (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.15(5) of this Agreement, (iii) such Person is not a Borrower Party, or an Affiliate thereof.]

“Environmental Indemnity” shall mean the Environmental Indemnity, dated the date hereof, made by Borrower and Guarantors in favor of Administrative Agent, which agreement shall be substantially in the form of Exhibit K.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Consolidated Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by any Consolidated Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by any Consolidated Entity to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Entity or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.

“Event of Default” shall have the meaning given such term in Section 7.1 of this Agreement.

“Evidence of No Withholding” shall have the meaning given such term in Section 2.15(5) of this Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.15(5) of this Agreement; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.15(5) of this Agreement solely by reason of there having occurred a Change in Law.

“Executive Order” shall have the meaning given such term in Section 4.28(1) of this Agreement.

“Facility” shall have the meaning given such term in Recital A of this Agreement.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” shall mean the letter agreement dated on November 2, 2007 between Agents and Borrower relating to fees.

“Fiscal Quarter” or “fiscal quarter” shall mean any 3-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as any Borrower may designate and the Administrative Agent may approve in writing.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FP” shall mean Fertitta Partners LLC, a Nevada limited liability company.

“Funded Debt” shall mean Indebtedness of the Borrower arising from the Obligations.

“Funding Default” shall have the meaning given such term in Section 2.13(2) of this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that with respect to determining compliance with any financial covenants set forth in Section 6.9 (including related definitions), “GAAP” shall be determined based upon those accounting principles referred to above as of the Closing Date.

“Good Faith Contest” shall mean the contest of an item if (a) no Event of Default shall exist and be continuing; (b) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (c) the Borrower shall keep the Administrative Agent informed of the status of such contest at reasonable intervals; (d) if the Borrower is not providing security as provided in clause (e) below, adequate reserves are established in accordance with GAAP with respect to the contested item; (e) either such contest operates to suspend collection or enforcement (as the case may be) of the contested item or the Borrower has deposited with Administrative Agent a bond in the amount of the contested item; (f) in the case of any contested items which are not bonded in excess of $2,000,000 or $10,000,000 in the aggregate, during such contest, Borrower, shall deposit with or deliver to the Agent either cash and Cash Equivalents or a letter of credit in an amount equal to 110% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest; and (g) the failure to pay or comply with the contested item during the period of the contest is not reasonably likely to result in a Material Adverse Effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall mean, individually and collectively, Holdco, FP and VoteCo, each in its capacity as a guarantor under the Guaranty.

“Guaranty” shall mean the Recourse Guaranty executed by the Guarantors in favor of the Administrative Agent, in substantially the form of Exhibit A.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations, taking into account applicable concentration levels.

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any

Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to the protection of human health from any environmental hazards (as relating to exposure to such environmental hazards), or the environment, or any Hazardous Materials, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

“Hedging Contracts” shall mean all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the rights of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdco” shall mean FCP Holding, Inc., a Nevada corporation.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date of this Agreement and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Mortgaged Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term of the Loans may be assessed or imposed on or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes), (b) the Mortgaged Property, or any other collateral delivered or pledged to the Administrative Agent, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Mortgaged Property. Nothing contained in this

Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on any (i) Tenant, (ii) Agent or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall have the meaning given such term in the Security Instruments.

“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments that bear interest, (c) all reimbursement and other obligations with respect to letters of credit and bankers’ acceptances, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the Ordinary Course of Business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (f) all capital lease obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all guaranty obligations of such Person with respect to obligations of another Person that would otherwise constitute Indebtedness hereunder, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any stock or stock equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) for the purposes of Section 7.1(5) only, all obligations of such Person in respect of Interest Rate Contracts, and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in Property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of the Property securing such Indebtedness.

“Indemnified Liabilities” shall have the meaning given such term in Section 10.14 of this Agreement.

“Indemnified Person” shall have the meaning given such term in Section 10.14 of this Agreement.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed in connection with or with respect to (i) the Facility; (ii) any Mortgaged Property, other collateral for the Facility, or any Property of a Borrower Party with respect to the Facility or the Loan Documents; (iii) in respect of any transactions contemplated under the Loan Documents; or (iv) any revenue or income derived from clauses (i) through (iii) above.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any

Affiliate of any Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Administrative Agent.

“Initial Funding” shall mean the initial funding of the Loans on the Closing Date in the aggregate amount of Two Hundred Million Dollars ($200,000,000) upon satisfaction of the conditions set forth in Section 3.1.

“Insurance Premiums” shall have the meaning given such term in Section 2.13(3)(i) of Schedule 5.5 of this Agreement.

“Insurance Requirements” shall mean all material terms of any insurance policy required pursuant to this Agreement.

“Interest Period” shall mean (a) with respect to any portion of the Loans which bears interest at the Applicable Base Rate or the Default Rate, the period commencing on the date of such borrowing and ending on the last day of the calendar month in which made, and each succeeding calendar month thereafter; provided, that if any Base Rate Advance is converted to a LIBO Rate Loan, the applicable Base Rate Interest Period shall end on such date of conversion; and (b) with respect to any portion of the Loans which bears interest at the Applicable LIBO Rate, a period of one, two, three or six months commencing on a Eurodollar Business Day selected by the Borrower pursuant to this Agreement; such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, as applicable.  Notwithstanding the foregoing: (x) for the first ninety (90) days after the Closing Date, Borrower shall not select an Interest Period in excess of two weeks without the consent of Agents, provided that for the initial Interest Period, the Agents hereby consent to a one-month Interest Period;  (y) if any Interest Period would end on a day other than a Business Day (or Eurodollar Business Day, as applicable), such Interest Period shall be extended to the next succeeding Business Day (or Eurodollar Business Day, as applicable) unless, such next succeeding Business Day (or Eurodollar Business Day, as applicable) would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day (or Eurodollar Business Day, as applicable) and (z) any Interest Period that commences on the last Business Day (or Eurodollar Business Day, as applicable) of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day (or Eurodollar Business Day, as applicable) of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Interest Rate Contracts” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Reserve Account” shall have the meaning given such term in Section 5.15 of this Agreement.

“Investment” shall mean, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of a Property or assets (Real Property or Personal Property) from a Person, and (c) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the Ordinary Course of Business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” shall mean the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., in their respective capacity as joint lead arranger for the Facility, together with their respective permitted successors and assigns.

“Joint Venture” shall mean, as to any Person:  (a) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“JPM” shall have the meaning given to such term in the preamble of this Agreement.

“Knowledge” shall mean the current actual knowledge of each of Thomas Friel and Matthew Heinhold, in each case after reasonable diligence, and of any other Responsible Officer of the Borrower or any other Borrower Party who have actual knowledge of the relevant subject matter.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted or permitted to have by Borrower a possessory interest in, or right to use or occupy all or any portion of any space in the Mortgaged Property or any facilities at the Mortgaged Property, and every Modification thereto and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lenders” shall mean each of the lenders from time to time party to this Agreement, including any Assignee permitted pursuant to Section 10.8 of this Agreement.

“LIBO Rate” shall mean, with respect to any Interest Period, the per annum rate for such Interest Period and for an amount equal to the amount of the applicable Loan shown on Dow Jones Telerate Page 3750 (or any equivalent successor page) at approximately 11:00 (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as reasonably determined by the Administrative Agent of the rates at which deposits in immediately available Dollars in an amount equal to the amount of the applicable Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“LIBO Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the LIBO Rate.

“LIBO Reserve Percentage” shall mean with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.  As of the Closing Date, the LIBO Reserve Percentage is zero, provided, however, there can be no assurance as to what such amount may be in the future.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Mortgaged Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean any loan made by any Lender pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranty, the Security Instruments, the Pledge Agreement, the Assignment of Interest Rate Contract, the Acknowledgment, the Environmental Indemnity, the Assignment of Contracts, the Assignment of Leases and Rents, the Deposit Account Control Agreements, the Account Agreement and all other documents executed and/or delivered by Borrower Parties in connection with the Loans including any certifications or representations delivered by or on behalf of Borrower Parties.

“Loan Year” shall mean: (i) with respect to the first Loan Year, the period beginning on the Closing Date and ending one year thereafter; and (ii) with respect to each subsequent Loan Year, the one year period after the end of the preceding Loan Year.

“Long-Term Adjacent Parcel Lease” shall have the meaning given such term in Section 3.3(2)(iii).

“LTV Ratio” shall mean, as of any date of determination, the ratio, expressed as a percentage, of (x) (i) the aggregate outstanding principal amount of the Loans, as of such date, plus (ii) the amount of the obligations of Borrower under any Interest Rate Contract, including, without limitation, the Required Interest Rate Contracts, as of such date, on a marked-to-market basis, to (y) the aggregate appraised value of the Mortgaged Property, using the most recent Appraisals obtained or approved by Agents.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Material Adverse Effect” shall mean any of the following:  (a) with respect to (i) any of Guarantors, (ii) Borrower or (iii) Pledgor, a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of such Persons from and after February 7, 2008, as to Borrower and Pledgor, or September 30, 2007, as to Guarantors; (b) a material impairment of the ability of any Borrower Party to otherwise perform under any Loan Document (including, without limitation, any event or condition, individually or in the aggregate, that has a material adverse effect on the ability of the Borrower to repay the principal and/or interest of the Loans as they become due or to satisfy any of the Borrower’s material obligations under the Loan Documents or the Specified Interest Rate Contracts); or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower Party of, or the rights and remedies of any Secured Party under, any Loan Document or Specified Interest Rate Contract.

“Material Agreements” shall mean the agreements set forth on Schedule 1.1D.

“Material Casualty” shall have the meaning given such term in Section 5.5(2)(iii).

“Material Condemnation” shall have the meaning given such term in Section 5.5(6).

“Maturity Date” shall mean February 7, 2011.

“Minimum Balance” shall mean, as of any date of determination, an amount equal to six (6) months of debt service on the Loans based on the aggregate outstanding principal balance of the Loans as of the date of determination and the then-current interest rate (taking into consideration the Required Interest Rate Contracts).  For purposes of this definition, the interest rate shall be determined using (a) the actual interest rate for the then-current Interest Period for the remainder of such Interest Period remaining as of the date of determination, and (b) the strike price under the Required Interest Rate Contracts plus the LIBO Base Rate Spread for the balance of the six-month period.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Spreader Agreement” shall have the meaning given such term in Section 3.3(2)(xv) of this Agreement.

“Mortgaged Property” shall mean the “Mortgaged Property” as such term is defined in the Security Instruments.

“Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Sale Proceeds” shall mean, in conjunction with a sale of a Real Property, an amount equal to the gross sales price and/or all other consideration from whatever source derived from such sale by Borrower minus actual customary closing costs and brokerage commissions incurred by Borrower in connection with such sale.

“Non-Consenting Lender” shall have the meaning given such term in Section 2.13(3) of this Agreement.

“Note” shall mean a promissory note in substantially the form of Exhibit E (or such other form approved by the Borrower, the applicable Lender and the Administrative Agent) issued by the Borrower at the request of a Lender pursuant to this Agreement.

“NPL” shall have the meaning given such term in Section 4.15 of this Agreement.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrower or the other Borrower Parties to the Administrative Agent, the other Agents and the Lenders (or, in the case of any Specified Interest Rate Contract, any affiliate of any Lender), whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred (but without duplication), arising out of or related to the Loan Documents or any Specified Interest Rate Contract.  Subject to Section 10.21 hereof, for purposes of defining “Obligations” secured by the Security Instruments, “Obligations” shall not include any obligation or liability of Borrower hereunder or under any of the other Loan Documents or any Specified Interest Rate Contract which survives the repayment of Loans and the termination of this Agreement, or of any Borrower Party (other than Borrower) under any of the Loan Documents.

“OECD” shall have the meaning given such term in clause (b) of the definition of “Eligible Assignee” in this Article I.

“Officer’s Certificate” shall mean as to any entity, a certificate executed on behalf of such entity by a Responsible Officer.

“Ordinary Course of Business” shall mean, with respect to a specific Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Originating Lender” shall have the meaning given such term in Section 10.8(4) of this Agreement.

“Organizational Documents” shall mean:  (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Mortgaged Property, now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.

“Participant” shall have the meaning given such term in Section 10.8(4) of this Agreement.

“Payment Date” shall mean the date payments of interest are due pursuant to Section 2.6(3).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

“Permitted Debt” shall mean collectively,

(a)           the Obligations; and

(b)           trade payables and other similar liabilities incurred in the Ordinary Course of Business of Borrower in connection with the Approved Leases or as otherwise approved by Administrative Agent in its reasonable discretion, which liabilities shall not be secured by Liens on the Mortgaged Property, and provided that each such amount shall be paid within sixty (60) days following the date on which each such amount is due.

“Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents (including Liens created thereunder securing the Specified Interest Rate Contracts); (b) all Liens, encumbrances and other matters disclosed in the Title Policies; (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent; (d) Liens arising after the date hereof which are for sums not yet delinquent or the subject of a Good Faith Contest; (e) easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which would not individually or in the aggregate be reasonably likely to have a Property Material Adverse Effect; (f) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within 30 days after the entry thereof or within 30 days after the expiration of any stay, as applicable; (g) any Approved Lease; and (h) such other Liens as Administrative Agent may approve in writing in its sole discretion.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 30 days from the date of acquisition thereof;

(b) investments in commercial paper maturing within 30 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 30 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Tax Distribution” shall mean for any period, an amount equal to the actual, incurred tax obligations arising from the taxable income of the Borrower earned under the Approved Leases for such period, all as demonstrated by Borrower to the reasonable satisfaction of the Administrative Agent, which Permitted Tax Distribution shall be made in accordance with Borrower’s Organizational Documents.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, Joint Venture or other entity, or a Governmental Authority.

“Personal Property” shall have the meaning given such term in the Security Instruments.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Multiemployer Plan.

“Pledge Agreement” shall mean the Pledge Agreement dated as of even date herewith, in substantially the form of Exhibit F, executed by Pledgor, pursuant to which shall be pledged to Administrative Agent, for the benefit of the Secured Parties, all of Pledgor’s ownership interests in the Borrower.

“Pledgor” shall mean CV HoldCo, LLC, a Nevada limited liability company.

“PML” shall mean probable maximum loss.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Preferential Payment” shall have the meaning given such term in Section 2.17(5) of this Agreement.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by DBTCA or any successor Administrative Agent at its principal office in New York, New York as its “prime rate.”  The Prime Rate is a rate set by DBTCA as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBTCA may designate.  The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers.  Each change in the Prime Rate will be effective on the day the change is announced within DBTCA.

“Principal Office” shall mean, for Administrative Agent, the Contact Office, or such other office as Administrative Agent may from time to time designate in writing to Borrower and each  Lender.

“Pro Rata Share” shall mean for all purposes with respect to all payments, computations and other matters relating to the Commitment or Loans of any Lender, the percentage obtained by dividing (a) the Commitment of that Lender by (b) the aggregate Commitments of all Lenders.

“Proceeds” shall mean amounts, awards or payments payable to or for the benefit of the Borrower (including, without limitation, amounts payable under any title insurance policies covering the ownership interest in the Mortgaged Property) or the Administrative Agent in respect of all or any part of the Mortgaged Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to the Borrower and the Administrative Agent, respectively, of any and all reasonable expenses incurred by the Borrower and the Administrative Agent in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Property” shall mean, for any Person, collectively and severally, any and all real property and all personal property, equipment and fixtures owned or occupied by the subject Person.  “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.

“Property Accounts” shall mean all of the bank accounts maintained by Borrower, each of which shall be a Deposit Account established with a financial institution approved by the Administrative Agent in its reasonable discretion and shall be subject to a Deposit Account Control Agreement.

“Property Material Adverse Effect” shall mean any event or condition, individually or in the aggregate, that has a material adverse effect on the use, operation, or value of a Real Property.

“Purpose” shall have the meaning given such term in the definition of “Single Purpose Entity” in this Agreement

“Rate Contract Collateral” shall have the meaning given such term in Section 5.13(2) of this Agreement.

“Rate Request” shall mean a request for the conversion or continuation of a Base Rate Loan or LIBO Rate Loan in the form attached hereto as Exhibit P.

“Rating Agencies” shall mean each of S&P and Moody’s and any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.

“Real Property” shall mean each of the Wild Wild West Assemblage and the Cactus Assemblage, together with the improvements and fixtures thereon and appurtenances thereto.

“Register” shall have the meaning given such term in Section 10.8(2) of this Agreement.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System
(12 C.F.R. § 221), as the same may from time to time be Modified.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System
(12 C.F.R. § 221), as the same may from time to time be Modified.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System
12 C.F.R. § 221), as the same may from time to time be Modified.

“Release Payment” shall mean, as to any Release Property, an amount equal to the greater of (a) one hundred twenty percent (120%) of the Allocated Loan Amount of such Release Property, and (b) seventy percent (70%) of the Net Sale Proceeds of such Release Property.

“Release Property” shall have the meaning given such term in Section 6.4(3)(iv) of this Agreement.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, termination or surrender fees, penalties and other consideration of whatever form or nature arising from the use or enjoyment of all or any portion of the Mortgaged Property, or received by or paid to or for the account of or benefit of the Borrower from any and all sources arising from or attributable to the Mortgaged Property, including the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space and all membership fees and dues, receipts, accounts receivable, cancellation fees, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, vending machines, parking facilities, telecommunication and television systems, the provision or sale of other goods and services, and Proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Lender” shall have the meaning given such term in Section 2.13(3) of this Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Interest Rate Contracts” shall mean those certain Interest Rate Contract(s) (in each case together with the confirmation and schedules relating thereto) between the applicable Counterparty and Borrower and: (a) in an aggregate notional amount equal to not less than the aggregate amount of the Lenders’ Commitments hereunder; (b) which fixes or caps

LIBOR at no more than 6.50%; (c) otherwise complying with the requirements set forth in Section 5.13; and (d) collaterally assigned to the Administrative Agent pursuant to the Assignment(s) of Interest Rate Contract.

“Required Lenders” shall mean at any date, Lenders holding not less than 51% of the Aggregate Commitments; provided that if DBTCA holds more than 50% of the Aggregate Commitments, then Required Lenders will mean DBTCA plus at least one other Lender.

“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, order, directive, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, Hazardous Materials Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to the Borrower or to the Mortgaged Property and the Improvements thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Mortgaged Property and the Improvements thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicap accessibility.

“Reserve Adjusted LIBO Rate” shall mean the rate per annum (rounded upward, if necessary, to the next higher 1/100 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate =        LR

  1-LRP

where

LR   =  LIBO Rate

LRP =  LIBO Reserve Percentage

“Responsible Financial Officer” shall mean, with respect to any Person, the chief financial officer, of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, Responsible Financial Officer, general partner, manager, managing member of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Restoration” shall have the meaning given such term in Section 5.5(3) of this Agreement.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Parties” shall mean, collectively, the Agents, the Lenders and, with respect to any Specified Interest Rate Contract, the Counterparty thereto.

“Securities” shall mean any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” shall have the meaning given such term in Article 8 of the UCC.

“Securities Intermediary” shall mean the financial institution at which the Interest Reserve Account is established.

“Security Instruments” shall mean the deeds of trust entered into on even date herewith by Borrower with respect to the Mortgaged Property.

“Single Purpose Entity” shall mean a Person, other than an individual, which (a) is formed or organized solely for the purpose of (i) holding, directly or indirectly, an ownership interest in the Mortgaged Property and acquiring Adjacent Parcels in accordance with the terms of this Agreement or (ii) holding, directly or indirectly, an ownership interest in the Capital Stock of Persons holding directly or indirectly, ownership interests in the Mortgaged Property (in respect of such Person, its “Purpose”), (b) does not engage in any business unrelated to its Purpose, (c) has not and will not have any assets other than those related to its Purpose, and has not or will not have any Indebtedness, other than as expressly permitted by the Loan Documents, (d) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (e) holds itself out as being a Person, separate and apart from any other Person, (f) does not and will not commingle its funds or assets with those of any other Person, (g) conducts its own business in its own name, (h) maintains separate financial statements (except where consolidated financial statements are permitted or required by applicable law or GAAP, provided that such consolidated statements shall reflect that such Person and any other Person covered by such financial statements are separate legal entities) and files its own tax returns (except as otherwise required or permitted by applicable law), (i) pays its own debts and liabilities when they become due out of its own funds, (j) observes all partnership, corporate, limited liability company or trust formalities, as applicable, and does all things necessary to preserve its existence as an entity, (k) except as expressly permitted by the Loan Documents, maintains an arm’s-length relationship with its Affiliates and does not enter into any Contractual Obligations with any Affiliates except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis (taking into account the relative standards of quality and reputation of the party rendering the service) with third parties other than an Affiliate, (l) pays the salaries of its own employees, if any, and maintains a sufficient number of employees in light of its contemplated business operations, (m) does not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, except as expressly contemplated by the Loan Documents, (n) does not acquire obligations or securities of its partners, members or shareholders, (o) allocates fairly and reasonably with applicable Affiliates shared expenses, including any overhead for shared office space, (p) does not and will not pledge its assets for the benefit of any other Person (except in connection with Permitted Encumbrances) or make any loans or advances to any other Person, (q) does and will correct any known misunderstanding regarding its separate identity, (r) maintains adequate capital in light of its contemplated business operations, and (s) has and will have a partnership or operating agreement, certificate of incorporation or other organizational document which complies with the requirements set forth in this definition.  In addition, the Organizational Documents of such Person provide that such Person without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (y) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (z) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination:  (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, a reasonable reserve for contingent liabilities); (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay, taking into account capital contributions, its debts (including, without limitation, contingent debts and other  commitments) as they mature; and (d) it has capital sufficient to carry on its business  as conducted and as proposed to be conducted.

“Specified Interest Rate Contract” shall mean any Interest Rate Contract entered into by (a) Borrower and (b) (i) DBTCA, Deutsche Bank Securities Inc. or an affiliate of DBTCA or Deutsche Bank Securities Inc.,, (ii) JPM, J. P. Morgan Securities Inc. or an affiliate of JPM or J. P. Morgan Securities Inc., (iii) any Lender or an affiliate of a Lender, or (iv) any Person that was a Lender or an affiliate thereof when such Interest Rate Contract was entered into, as Counterparty.

“Subsidiary” shall mean, with respect to any Person:  (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.

“Subsidiary Entities” shall mean, with respect to any Person, a Subsidiary or Joint Venture of such Person.

“Survey” shall mean an ALTA survey of the Mortgaged Property prepared by a surveyor licensed in the state the Mortgaged Property is located and reasonably acceptable to the Administrative Agent and the company or companies issuing the Title Policies, and containing a certification of such surveyor reasonably acceptable to the Administrative Agent.

“Syndication Agent” shall have the meaning given such term in the preamble to this Agreement and shall include any successor to JPM as the initial “Syndication Agent” hereunder.

“Tax Affiliate” shall mean, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file Consolidated, combined or unitary tax returns.

“Tax Returns” shall have the meaning given such term in Section 4.7(1) of this Agreement.

“Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, business license fees, profits, withholding, social security, unemployment, disability, Real Property, Personal Property, sales, use, transfer, registration, room or transient occupancy, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Mortgaged Property or contractually permitted to use any portion of the facilities at the Mortgaged Property.

“Terminated Lender” shall have the meaning given such term in Section 2.13(3) of this Agreement.

“Title Company” shall mean Commonwealth Land Title Insurance Company and its affiliates.

“Title Policies” shall mean the ALTA mortgagee title insurance policies, each in a form reasonably acceptable to the Administrative Agent issued by the Title Company with respect to the Mortgaged Property and insuring the lien of the Security Instruments.

“Transactional Affiliate” shall have the meaning given such term in Section 6.6 of this Agreement.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“Type” of Loan shall mean a Base Rate Loan or a LIBO Rate Loan.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash” shall mean Cash Equivalents, but only to the extent subject to a first Lien in favor of Administrative Agent, and, in the case of any cash, deposited in a Property Account.

 “USA Patriot Act” shall have the meaning given such term in Section 4.28(1) of this Agreement.

“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

“VoteCo” shall mean FCP VoteCo, LLC, a Nevada limited liability company.

“Wild Wild West Assemblage” shall mean that certain land assemblage located in the Las Vegas, Nevada metropolitan area, on the Closing Date consisting of approximately 54.88 acres of land located near Tropicana Avenue adjacent to Interstate 15, as more particularly described on Schedule 1.1E, plus any Adjacent Parcels acquired by Borrower subsequent to the Closing Date.

1.2           Other Interpretive Provisions.

In this Agreement and in the other Loan Documents, except as otherwise expressly provided:

(i)            words expressing the singular include the plural and vice versa;

(ii)           words denoting gender include all genders;

(iii)          words denoting the whole of a matter or thing include a part of the matter or thing;

(iv)          the term “Mortgaged Property” shall be construed to be followed by the phrase “or any part or portion thereof or interest therein”;

(v)           words and expressions importing natural Persons include Persons that are not natural Persons and vice versa;

(vi)          the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement or the applicable Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such Loan Document;

(vii)         the words “include,” “includes,” “including” and similar terms shall be construed as if followed by the words “without being limited to”;

(viii)        the words “shall” and “will” shall be construed as obligatory terms;

(ix)           the word “may” shall be construed as a discretionary term (and as if followed by “but shall not be obligated to”);

(x)            all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement or the applicable Loan Document, as the case may be;

(xi)           article, section, subsection and paragraph headings and captions and any tables of contents are included solely for convenience of reference only and shall not constitute a part of this Agreement or the applicable Loan Document, as the case may be, for any other purpose;

(xii)          exhibits and schedules annexed to this Agreement or the applicable Loan Document, as the case may be, are hereby incorporated into this Agreement or such Loan Document, as the case may be, as a part of this Agreement or such Loan Document, as the case may be, with the same effect as if set forth in the body of this Agreement or such Loan Document, as the case may be;

(xiii)         the recitals to this Agreement are incorporated into this Agreement and form a part of this Agreement and the Borrower represents and warrants that, as of the date hereof, Recital A is true and correct;

(xiv)        a reference to a document or agreement, including this Agreement or any Loan Document, includes a reference to such document or agreement as novated, amended, modified, supplemented or replaced from time to time;

(xv)         derivatives of a word defined herein or therein, as the case may be, have a corresponding meaning;

(xvi)        a reference to writing includes printing, engraving, typewriting, lithography, photography and any other mode of reproducing or representing words, figures or symbols in a permanent and visible form;

(xvii)       a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification, replacement or re-enactment thereof, any legislative provision substituted therefor, and all regulations, rules, rulings and statutory instruments issued thereunder or pursuant thereto;

(xviii)      a reference to a party to this Agreement, any Loan Document or another agreement or document includes such party’s executors, administrators, successors and permitted assigns (provided that the foregoing shall not be deemed to permit any Transfer of any ownership interest that is otherwise prohibited hereunder);

(xix)         if a provision binds two or more parties that provision binds those parties jointly and severally;

(xx)          if a party comprises two or more Persons, the provisions of this Agreement or the applicable Loan Document, as the case may be, binding that party bind those Persons jointly and severally;

(xxi)         if a payment obligation comes due on a day which is not a Business Day, payment shall be due on the immediately following Business Day;

(xxii)        attorneys,’ consultants’ and experts’ fees shall include customary disbursements and related charges of the professional involved;

(xxiii)       “Approval,” “Approved,” “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after full disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.  Approvals by Agent or any Lender may be granted or withheld in the absolute and sole discretion of Agent or such Lender unless this Agreement or any Loan Document expressly provides otherwise.  Similarly, where a matter is stated to be in Agent’s or any Lender’s opinion, in Agent’s or any Lender’s judgment, acceptable to Agent or any Lender, satisfactory to Agent or any Lender, required by Agent or any Lender, determined by Agent or any Lender or subject to Agent’s or any Lender’s consent or like phrases, unless this Agreement or any Loan Document expressly provides otherwise, such terms shall be construed to mean in Agent’s or such Lender’s sole opinion, in Agent’s or such Lender’s sole judgment, acceptable to Agent or such Lender in its sole discretion, satisfactory to Agent or such Lender in its sole discretion, required by Agent or such Lender in its sole discretion, determined by Agent or such Lender in its sole discretion, and subject to Agent’s or such Lender’s consent in its sole discretion;

(xxiv)       whenever a consent, approval, request or like act may not be unreasonably withheld, it shall also not be unreasonably delayed or conditioned; and

(xxv)        the principle of construing this Agreement or any other Loan Document against the party that drafted the same is expressly excluded.

ARTICLE II

CREDIT FACILITY

2.1           Loans; Advances to Borrower.

(1)           Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make its Pro Rata Share of the Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment.  Amounts advanced pursuant to this Section 2.1(1) may be repaid as provided in this Agreement, but may not be reborrowed.  Each Lender’s Commitment shall expire on the Maturity Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than such date.  Borrower hereby agrees to accept the Loans, subject to and upon the terms and conditions set forth herein and in the other Loan Documents.

(2)           Advance Mechanics for Loans.

(i)            Subject to the satisfaction of the conditions set forth in Section 3.1 hereof, on the Closing Date, each Lender shall advance to Borrower such Lender’s Pro Rata Share of the Initial Funding.

(ii)           Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (determined based upon the total amount borrowed by Borrower and not each Lender’s Pro Rata Share thereof).

(iii)          Whenever Borrower desires that Lenders make Loans subsequent to the Initial Funding, Borrower shall deliver to Administrative Agent a fully executed and completed Advance Request at least thirty (30) days in advance of the proposed Credit Date, together with all of the documentation required under Section 3.3 hereof.  Each Advance Request for a Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iv)          Notice of receipt of each Advance Request in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness; and, subject to the satisfaction of the conditions set forth in Section 3.3 hereof, on the designated Credit Date, each Lender shall advance to Borrower such Lender’s Pro Rata Share of the Advance requested in the Advance Request.  Each such Advance shall constitute a part of the Obligations, shall be evidenced by the Notes, and shall be secured by the Security Instruments and the other Loan Documents that secure the Notes.

(v)           Subject to the limitations set forth below, each Advance initially shall be of the Type specified in the applicable Advance Request.  Thereafter, the Borrower may elect to convert such Advance to a different Type or to continue such Advance.  If the Borrower fails to deliver a timely Rate Request with respect to a LIBO Rate Loan (or to convert a Base Rate Loan to a LIBO Rate Loan) not less than three (3) Eurodollar Business Days prior to the end of the Interest Period applicable thereto, then at the end of such Interest Period such Advance shall be converted to (or shall continue as) a Base Rate Loan.  Notwithstanding any contrary provision hereof, (A) if a Potential Default has occurred and is continuing on the day occurring three (3) Eurodollar Business Days prior to the proposed Credit Date (with respect to each Advance Request) or the end of a LIBO Rate Loan Interest Period, then, so long as a Potential Default is continuing, with respect to any Advance Request, a LIBO Rate Loan shall only be made for a one-month Interest Period, and with respect to any proposed conversion any outstanding Advance may be converted to or continued only as a LIBO Rate Loan for a one-month Interest Period or as a Base Rate Loan, and (B) if an Event of Default has occurred and is continuing on the day occurring three (3) Eurodollar Business Days prior to the proposed Credit Date (with respect to each Advance Request) or the end of a LIBO Rate Loan Interest Period, then, so long as an Event of Default is continuing, with respect to any Advance Request, no LIBO Rate Loan shall be made, and with respect to any proposed conversion (1) no outstanding Advance may be converted to or continued as a LIBO Rate Loan and (2) unless repaid, each LIBO Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.  Further, notwithstanding any contrary provision hereof, (x) in no event shall there at any time be LIBO Rate Loans outstanding having more than six (6) different interest periods, and (y) the Borrower shall only request Interest Periods of one, two, three or six months with respect to LIBO Rate Loans.

(vi)          Each Lender shall make the amount of each Loan available to Administrative Agent not later than 12:00 p.m. (New York time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Contact Office.  Except as provided herein, upon satisfaction of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Contact Office or such other account as may be designated in writing to Administrative Agent by Borrower.

2.2           Funding of Advances.

(1)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99401268, Ref: CV PropCo, LLC, no later than 12:00 p.m. (New York time).  The Administrative Agent will make such Loans available to the Borrower pursuant to the terms and conditions hereof by promptly transmitting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Advance Request.

(2)           Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Default Rate.  If such Lender pays such amount to the Administrative Agent, then such amount (excluding the interest paid thereon) shall constitute such Lender’s Loan included in such Advance.

2.3           Termination of the Commitments; Maturity.

(1)           Scheduled Termination; Maturity Date.  Unless previously terminated, the Commitments shall terminate at 1:00 p.m., New York time, on the Maturity Date.  Unless previously accelerated, all Obligations with respect to the Loans shall be paid in full no later than 1:00 p.m., New York time on the Maturity Date.

(2)           Voluntary Termination.  The Borrower may at any time terminate all or a portion of the unused portion of the Commitments, provided that in the event of a termination of less than all of the unused portion of the Commitments, such termination shall be in a minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof.

(3)           Notice of Voluntary Termination.  The Borrower shall notify the Administrative Agent of any election to terminate the Commitments under Section 2.3(2) above at least three (3) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.3(3) shall be irrevocable.

(4)           Effect of Termination.  Any termination of the Commitments shall be permanent.

2.4           Manner of Payment of Loans; Evidence of Debt.

(1)           Repayment.  Subject to any earlier acceleration of the Loans following an Event of Default, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

(2)           Manner of Payment.

(i)          The Borrower shall notify the Administrative Agent in writing (which notice may be by facsimile or electronic mail) of any repayment or prepayment hereunder (a) in the case of repayment or prepayment of a LIBO Rate Loan with an Interest Period not expiring on the date of payment, not later than 1:00 p.m. (New York time) three  (3) Business Days before the date of repayment or prepayment, or (b) in the case of repayment or prepayment of a LIBO Rate Loan with an Interest Period expiring on the date of repayment or prepayment of a Base Rate Loan, not later than 1:00 p.m. (New York time) on the date of repayment or prepayment.  Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of each Advance or portion thereof to be repaid or prepaid.  Promptly following receipt of any such notice relating to an Advance, the Administrative Agent shall advise the Lenders of the contents thereof.  Each repayment or prepayment of an Advance shall be applied ratably to the Loans included in the repaid or prepaid Advance.  Repayments and prepayments shall be accompanied by (y) accrued interest to the extent required by Section 2.6 and (z) any payments due pursuant to Section 2.5.

(ii)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m. (New York time) (unless otherwise specified in this Agreement), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be wired to the Administrative Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99401268, Ref: CV PropCo, LLC, except as otherwise expressly provided in the relevant Loan Document.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(3)           Maintenance of Loan Accounts by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(4)           Maintenance of Loan Accounts by the Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(5)           Effect of Entries.  The entries made in the accounts maintained pursuant to Sections 2.4(3) and (4) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein.  Any failure to record the amount of a Loan, the Interest Period applicable thereto, the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower with respect to any of the Obligations.

(6)           Promissory Notes.  Upon the request of a Lender, the Borrower shall promptly execute and deliver to such Lender a Note evidencing such Lender’s Commitment.

2.5           Repayment and Prepayment of Loans.

(1)           Mandatory Prepayments.  The Borrower shall remit to the Administrative Agent as a mandatory prepayment for application against the outstanding principal balance of the Loans:

(i)            Concurrently with the release of any Release Property, the Release Payment, in accordance with Section 6.4(3)(iii)(B) below.

(ii)         The Proceeds of a Casualty or Condemnation of a Mortgaged Property to the extent required to be applied to the prepayment of the Loans under this Agreement.

(2)           Optional Prepayments.  Upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrower may voluntarily prepay principal amounts outstanding under the Loans in whole or in part (without any release of collateral securing the Loans except as provided in Section 6.4(3)(iii) hereof); provided, however, that voluntary prepayments shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(3)           Accrued Interest.  The Borrower shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, concurrently with payment of any principal amounts, all interest accrued but unpaid on that portion of the Loans to which such prepayment is applied.

(4)           Priority of Payments.

(i)            Prior to the occurrence of an Event of Default, any voluntary or mandatory prepayment of any Loan pursuant to this Section 2.5 shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective Commitments) to the full extent thereof;

(ii)           Following the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:

(A)          First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Secured Parties under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel), court costs and other amounts payable as provided in Section 10.14 below;

(B)           Then, to the Lenders, pro rata in accordance with their respective Pro Rata Shares, until interest accrued on the Loans has been paid in full;

(C)           Then, ratably (in proportion to the respective amounts described in this clause held by them)  to the Lenders, pro rata in accordance with their respective Pro Rata Shares, and to the Counterparties under the Specified Interest Rate Contracts until principal under the Loans and all amounts owing under the Specified Interest Rate Contracts have been paid in full,; and

(D)          Then, to the Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full.

(iii)          The order of priority set forth in Section 2.5(4)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the other Lenders as among themselves. The order of priority set forth in Sections 2.5(4)(ii)(A) through (D) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower or any other Person.  The order of priority set forth in Section 2.5(4)(ii)(A) may be changed only with the prior written consent of the Administrative Agent.

2.6           Interest.

(1)           Base Rate Loans.  The Loans comprising each Base Rate Loan shall bear interest at a rate per annum equal to the Applicable Base Rate.

(2)           LIBO Rate Loans.  The Loans constituting each LIBO Rate Loan shall bear interest at a rate per annum equal to the Applicable LIBO Rate for the Interest Period for such Advance.

(3)           Payment of Interest.  The Borrower shall pay interest on the Base Rate Loans monthly, in arrears, on the last Business Day of each calendar month, as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.  The Borrower shall pay interest on the LIBO Rate Loans on the last day of the Interest Period, as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.

(4)           Computations.  All computations of LIBO Rate interest payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  All computations of Base Rate interest and fees payable hereunder shall be based upon a year of 365 days for the actual number of days elapsed.

(5)           Default Interest.  During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding, shall, at the election of the Administrative Agent, bear interest at the Default Rate.

2.7           Presumptions of Payment.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

2.8           Pro Rata Treatment.

Except to the extent otherwise provided herein:  (1) each Advance shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans), and each termination of the amount of the Commitments under Section 2.3 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (2) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (3) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.9           Inability to Determine Rates.

In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that by reason of circumstances affecting the interbank market adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower.  If such notice is given:  (1) no portion of the Loans may be funded as a LIBO Rate Loan, (2) any Base Rate Loan that was to have been converted to a LIBO Rate Loan shall, subject to the provisions hereof, be continued as a Base Rate Loan, and (3) any outstanding LIBO Rate Loan shall be converted, on the last day of the Interest Period applicable thereto, to a Base Rate Loan.  Until such notice has been withdrawn by the Administrative Agent, the Borrower shall not have the right to convert any Base Rate Loan to a LIBO Rate Loan or to continue a LIBO Rate Loan as such beyond the then applicable Interest Period.  The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means shall exist for ascertaining the LIBO Rate for the Interest Period requested by the Borrower, and, following withdrawal of such notice by the Administrative Agent, the Borrower shall have the right to convert any Base Rate Loan to a LIBO Rate Loan and to continue any LIBO Rate Loan as such in accordance with the terms and conditions of this Agreement.

2.10         Illegality.

Notwithstanding any other provisions herein, if any Requirement of Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain LIBO Rate Loans as contemplated by this Agreement:  (1) the commitment of such Lender hereunder to continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall forthwith be cancelled, and (2) LIBO Rate Loans held by such Lender then outstanding, if any, shall be converted automatically to Base Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law.  In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.14 below, it being agreed and understood that such conversion shall constitute a prepayment of a LIBO Rate Loan for all purposes of this Section 2.10.

2.11         Funding.

Each Lender shall be entitled to fund all or any portion of its Commitment to make Loans in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund all LIBO Rate Loans through the purchase of offshore Dollar deposits in the amount of such Lender’s Commitment of the relevant LIBO Rate Loan with a maturity corresponding to the applicable Interest Period.

2.12         Increased Costs.

(1)           In the event that any Requirement of Law, or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other Governmental Authority:

(i)            Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or any Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for any change in the rate of tax on the overall net income of such Lender);

(ii)           Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any  office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(iii)          Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Commitment or its Loans (as applicable) or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.15, promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Commitment or its Loans, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.

(2)           If a Lender becomes entitled to claim any additional amounts pursuant to Section 2.12(1), it shall promptly notify the Borrower of the event by reason of which it has become so entitled.  A certificate specifying the reason for any additional amounts so claimed as payable and containing the calculation thereof in reasonable detail submitted by a Lender to the Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.

(3)           Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.12(2) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, such right, if not previously demanded, shall terminate upon repayment of such Lender’s Loan.

2.13         Obligation of Lenders to Mitigate; Defaulting Lenders; Replacement of Lenders.

(1)           As promptly as reasonably practicable after the officer of any Lender responsible for administering such Lender’s Commitment becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.12 above or Section 2.15 below or to cease maintaining LIBO Rate Loans under Section 2.10 above, such Lender will use reasonable efforts:  (i) to maintain its Commitment or Loans (as applicable) through another lending office of such Lender or (ii) take such other reasonable measures, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.12 above or pursuant to Section 2.15 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining LIBO Rate Loans under Section 2.10 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such LIBO Rate Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such LIBO Rate Loans or the interests of such Lender.

(2)           Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority (in which case the provisions of Section 2.10 shall apply), defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (i) during any period during which a Funding Default exists with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (ii) to the extent permitted by applicable law, until such time as the Funding Default with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, and (B) any mandatory prepayment of the Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had been repaid all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (C) the Loans as at any date of determination shall be calculated as if such Defaulting Lender had been repaid all Defaulted Loans of such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.13, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.13.  The rights and remedies against a Defaulting Lender under this Section 2.13 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

(3)           Anything contained herein to the contrary notwithstanding, in the event that: (i) (A) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is adversely affected under Section 2.10 (other than in circumstances where events subject to such Section generally affect Lenders) or is entitled to receive payments under Section 2.12 or 2.15 (other than in circumstances where events subject to such Sections generally entitle Lenders to payment), (B) the circumstances which have caused such Lender to be so adversely affected or which entitle such Lender to receive such payments shall remain in effect, and (C) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (ii) any Lender shall become and then be a Defaulting Lender; or (iii) in connection with any proposed amendment, modification, termination, waiver or consent which requires unanimous approval as contemplated by Section 9.2, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then so long as no Potential Default or Event of Default is then continuing, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.8 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (x) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (2) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.16; (y) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.12 and 2.15; or otherwise as if it were a prepayment; and (z) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to the matter in respect of which such Terminated Lender was a Non-Consenting Lender in a manner acceptable to the Borrower.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.14         Funding Indemnification.

In the event of (1) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (3) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (4) the assignment of any LIBO Rate Loan, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBO Rate Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (y) the amount of interest that such Lender would have accrued on the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Reserve Adjusted LIBO Rate for such Interest Period, over (z) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15         Taxes.

(1)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)           Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding under the Code (“Evidence of No Withholding”).  Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent.  The Borrower shall be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to this Section 2.15(5).  If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.15(5), then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.15(1) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding.

2.16         Fees.

(1)           Closing Date Fees.  The Borrower agrees to pay to the Agents, for their respective own accounts, the fee payable to them on the Closing Date as set forth in the Fee Letter.

(2)           Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(3)           Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the Closing Date Fee, to the parties entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.17         Credit Support.

(1)           Guaranties.  As credit support for the Obligations, on or before the Closing Date, the Guarantors shall execute and deliver to the Administrative Agent the Guaranty.

(2)           Pledge Agreements.  As credit support for the Obligations, on or before the Closing Date, the Pledgor shall execute and deliver to the Administrative Agent the Pledge Agreement.

(3)           Borrower Security Documents.  As collateral security for the Obligations, on or before the Closing Date, the Borrower shall execute and deliver to the Administrative Agent the Security Instruments.

(4)           Assignments.  As collateral security for the Obligations, on or before the Closing Date, the Borrower shall execute and deliver to the Administrative Agent a first priority assignment of the Required Interest Rate Contracts, the Assignment of Contracts and the Assignment of Leases and Rents.

(5)           Preferential Payments.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if any amount paid on account of the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by any Lender or the Administrative Agent or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (such payment, a “Preferential Payment”), then, to the extent of such Preferential Payment, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

ARTICLE III

CONDITIONS PRECEDENT

3.1           Conditions to Initial Funding of Loans.  As conditions precedent to the agreement of the Lenders to fund their respective Initial Funding as of the date hereof:

(1)           The Borrower shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and duly executed by the appropriate Persons (with sufficient copies for each of the Lenders), each of the following:

(i)            This Agreement;

(ii)           To the extent requested by any Lender pursuant to this Section 3.1, a Note payable to such Lender;

(iii)          The Guaranty;

(iv)          The Pledge Agreement;

(v)           The Security Instruments;

(vi)          For each Required Interest Rate Contract, the Assignment of Interest Rate Contract, the Interest Rate Contract and the Acknowledgment;

(vii)         The Environmental Indemnity;

(viii)        The Assignment of Contracts;

(ix)           The Assignment of Leases and Rents;

(x)            [Reserved]

(xi)           Deposit Account Control Agreements as required under Section 4.29 and an Account Agreement as required under Section 5.15;

(xii)          Evidence that the UCC financing statements relating to the Security Instruments, this Agreement and any other Loan Documents constituting a security agreement under the UCC have been delivered to the Title Company or a UCC filing service acceptable to Agents for filing in the applicable jurisdictions;

(xiii)         The Title Policies issued by the Title Company and dated as of the Closing Date.  Such Title Policies shall (i) provide coverage in an amount equal to 100% of the Facility, (ii) insure that the Security Instruments create a valid, first priority Lien on the Mortgaged Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages as Agents may reasonably request to the extent available in the State of Nevada, and (iv) name Administrative Agent as the insured.  Agents also shall have received evidence that all premiums in respect of such Title Policies have been paid.  Agents shall have received evidence that all appropriate releases or discharges of encumbrances necessary for the delivery of the Title Policies have been delivered for recording.  In addition, Agents shall have received evidence of Borrower’s ownership of the Mortgaged Property in the form of owner’s title policies insuring Borrower’s title to the Mortgaged Property, which title policies shall be in form and substance, and issued by a title insurance company (with appropriate reinsurance or coinsurance), reasonably satisfactory to Agents;

(xiv)        A current Survey for each Real Property, containing the survey certification substantially in the form attached hereto as Exhibit Q.  Each such Survey shall reflect the same legal description contained in the Title Policies referred to in paragraph (xiii) above and shall include, among other things, a metes and bounds description or such other description as is required by Title Company, of the Real Property depicted therein, any such description to be reasonably satisfactory to Agents.  The surveyor’s seal shall be affixed to the Survey;

(xv)         Evidence that each Real Property is in material compliance with all zoning requirements and evidence regarding the current entitlement status of each Real Property with respect to its, and the steps to be taken to fully entitle such Real Property for, development as a hotel-casino;

(xvi)        An Appraisal for each Real Property;

(xvii)       Valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Agents in their sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period;

(xviii)      Use commercially reasonable efforts to deliver tenant estoppel certificates and subordination agreements with respect to those Approved Leases listed on Schedule 3.1(1), substantially in the form attached hereto as
Exhibits D-1 and D-2;

(xix)         Current judgment, bankruptcy, UCC, litigation and tax lien searches showing no material monetary encumbrances with respect to the Property or material liabilities of Borrower or the other Borrower Parties other than as contemplated by the Loan Documents;

(xx)          Evidence that the terms of the Loan Documents do not breach or conflict with any Material Agreement;

(xxi)         A certificate of the Secretary or Assistant Secretary of the general partner, manager or managing member or another Responsible Officer of those Borrower Parties which are partnerships or limited liability companies attaching copies of resolutions duly adopted by the Board of Directors of such general partner, manager or managing member or members, managers or partners of the applicable Borrower Party, as required by the applicable Organizational Documents, approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties and certifying the names and true signatures of the officers of such Borrower Party or of such general partner, manager or managing member of the applicable Borrower Party authorized to sign the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties;

(xxii)        A certificate or certificates of the Secretary or an Assistant Secretary or another Responsible Officer of those Borrower Parties which are corporations attaching copies of resolutions duly adopted by the Board of Directors of such Borrower Parties approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party and certifying the names and true signatures of the officers of each of such Borrower Parties authorized to sign the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties;

(xxiii)       Opinions of counsel for the Borrower Parties, in form and substance reasonably acceptable to the Administrative Agent and the Lenders;

(xxiv)       In connection with each of the Required Interest Rate Contracts, an Opinion of Counsel from counsel (which counsel may be in-house counsel for the

Acceptable Counterparty) for the Acceptable Counterparty upon which Agents, Lenders and their respective successors and assigns may rely, under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, in a form approved by Agents;

(xxv)        Copies of the Organizational Documents of each of the Borrower Parties, certified, with respect to the formation documents, by the Secretary of State of the state of formation of such Person as of a recent date, and certified by an Officer’s Certificate as to the other Organizational Documents;

(xxvi)       A certificate of authority and good standing or analogous documentation as of a recent date for each of the Borrower Parties, for each state in which such Person is organized, formed or incorporated, as applicable, and each state with respect to which the failure to be in good standing will have or is reasonably likely to have a Material Adverse Effect with respect to such Person;

(xxvii)      From a Responsible Officer of each of the Borrower Parties, a Closing Certificate dated as of the Closing Date;

(xxviii)     Confirmation from the Administrative Agent that all fees required to be paid by the Borrower on or before the Closing Date (including pursuant to the Fee Letter) have been, or will upon the funding of the Loans be, paid in full;

(xxix)       A complete and accurate copy of the most recent unaudited financial statements of Station Casinos, Inc., certified by a Responsible Financial Officer;

(xxx)        Pro forma financial statements for the Borrower as at the Closing Date, and reflecting the consummation of the financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to the Administrative Agent; and

(xxxi)       Evidence satisfactory to the Administrative Agent that all reasonable costs and expenses of the Administrative Agent and the Lenders, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrower on or prior to the Closing Date have been, or will upon the funding of the Loans be, paid in full.

(2)           Each of the requirements set forth on Schedule 3.1(2) attached hereto shall have been met to the satisfaction of the Administrative Agent and the Lenders.

(3)           The Borrower shall have established the Interest Reserve Account in accordance with Section 5.15 of this Agreement.

(4)           All representations and warranties of the Borrower Parties set forth herein and in the other Loans Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date (unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date).

(5)           There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.

(6)           All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery, recording, filing and performance of the Loan Documents by each of the Borrower Parties shall have been done and performed.

(7)           All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.

3.2           Outside Closing Date.  If all conditions precedent set forth in Section 3.1 above shall not have been met to the satisfaction of the Administrative Agent and the Lenders on or before February 15, 2008, then the agreement of the Lenders to fund their respective Pro Rata Shares of the Loans shall terminate and this Agreement shall automatically be deemed of no further force or effect (except to the extent terms and provisions of this Agreement specifically provide that they shall survive termination hereof).

3.3           Conditions Precedent to Each Subsequent Loan.

(1)           Request for Advance .  With respect to any Loan, other than the Initial Funding, the Administrative Agent shall have received a duly executed Advance Request.

(2)           Conditions to Advance.  The obligation of each Lender to make a Loan on the occasion of any new Advance (other than the Initial Funding), is subject to the satisfaction of the following conditions:

(i)            The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (subject to updates as approved by the Administrative Agent) on and as of the date of such new Advance (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(ii)           At the time of and immediately after giving effect to a new Advance, no Potential Default or Event of Default shall have occurred and be continuing;

(iii)          Not less than thirty (30) days prior to the Credit Date set forth in the Advance Request, Borrower shall have delivered to Administrative Agent with respect to the Adjacent Parcels contemplated to be acquired using the proceeds of the requested Advance, all of which deliveries shall be satisfactory to the Administrative Agent:  (a) a description of such Adjacent Parcels sufficient to obtain a Title Policy for such Adjacent Parcels, (b)  a map and site plan, including an existing Survey of such Adjacent Parcels dated not more than six (6) months prior to such submission, (c) a copy of the proposed amendments to the Loan Documents to include such Adjacent Parcels, (d) use commercially reasonable efforts to obtain tenant estoppel certificates and tenant subordination and non-disturbance agreements for each tenant under any Leases affecting such Adjacent Parcels which will not expire on or prior to the date that is six (6) months before the Maturity Date and is not terminable without cost to Borrower upon not more than sixty (60) days notice to tenant, or is otherwise not on terms and conditions similar to the Existing Leases (a “Long-Term Adjacent Parcel Lease”), in each case in form and substance satisfactory to Administrative Agent, together with any consents required with respect to the contemplated transactions, (e) a commitment from the Title Company with respect to the issuance of a Title Policy, together with copies of all exceptions referenced therein, (f) upon the reasonable request of the Administrative Agent, a PML study, (g) an Appraisal acceptable to Agents, (h) a copy of the flood certification, (i) either (A) a letter or other evidence with respect to such Adjacent Parcels from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Title Policy or (C) a zoning report prepared by PZR indicating that such Adjacent Parcels are in material compliance with applicable zoning and building laws, (j) evidence that each of such Adjacent Parcels constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Administrative Agent (evidence of a separate tax lot endorsement for the Title Policy shall be evidence reasonably satisfactory in form and substance to Administrative Agent), (k) evidence reasonably satisfactory to Lenders and their insurance consultant(s) of insurance policies covering such Adjacent Parcels satisfying all of the requirements of this Agreement, and (l) UCC, bankruptcy, state and federal tax lien, litigation and judgment searches conducted by a search firm reasonably acceptable to the Lenders with respect to the title holder of such Adjacent Parcels on the date immediately prior to acquisition thereof by Borrower, in each of the locations reasonably specified by the Lenders and not revealing any Liens other than Permitted Encumbrances.

(iv)          Administrative Agent shall have received at least thirty (30) days prior to the Credit Date set forth in the Advance Request true, accurate, correct and complete copies of all Long-Term Adjacent Parcel Leases and all related documents; and Administrative Agent shall have determined that each such Long-Term Adjacent Parcel Lease contains customary business terms and is in form and substance acceptable to the Administrative Agent, in its reasonable discretion.  Administrative Agent shall have received a current certified rent roll for the Adjacent Parcels;

(v)           Administrative Agent shall have received at least thirty (30) days prior to the Credit Date set forth in the Advance Request, and  reviewed and approved all material agreements relating to or affecting the Adjacent Parcels or by which the Adjacent Parcels are bound;

(vi)          Administrative Agent shall have received at least thirty (30) days prior to the Credit Date set forth in the Advance Request a Phase I environmental assessment report, conducted under the ASTM International Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process E1527-05, issued by a recognized environmental consultant which report shall be dated not more than six (6) months prior to the Credit Date set forth in the Advance Request and which report shall be reasonably satisfactory to Agents;

(vii)         Administrative Agent shall have received at least thirty (30) days prior to the Credit Date a duly executed copy of the purchase and sale agreement for such Adjacent Parcels and copies of all proposed documentation transferring title to such Adjacent Parcels to Borrower including any interim transfers to its Affiliates, which purchase and sale agreement shall (a) not impose any liabilities or other obligations on Borrower that might cause Borrower to cease to be a Single Purpose Entity, (b) not contain any provisions that conflict with the requirements of this Agreement or any of the other Loan Documents, (c) evidence that Borrower will acquire title to such Adjacent Parcels in fee simple, and (d) otherwise be in form and substance reasonably satisfactory to Administrative Agent;

(viii)        Administrative Agent shall have confirmed to its reasonable satisfaction that all material governmental and third party approvals (including any required gaming approvals) required for Borrower to consummate the acquisition of such Adjacent Parcels and the borrowing of the requested Advanced have been secured;

(ix)           Administrative Agent shall have determined to its satisfaction that, before and after giving effect to the requested Advance and the acquisition of such Adjacent Parcels, the LTV Ratio shall not exceed forty percent (40%);

(x)            Borrower shall permit the Lenders at all reasonable times and upon reasonable prior notice to make an inspection of such Adjacent Parcels;

(xi)           Delivery to Administrative Agent of favorable original opinions of counsel or updates thereto in connection with the Adjacent Parcels similar in form and substance to the opinions which were delivered on the Closing Date in connection with the Real Property, reasonably satisfactory to Lenders and addressed to the Administrative Agent on behalf of the Lenders;

(xii)          Delivery of original updated Organizational Documents of each of the Borrower Parties, including, but not limited to a current certificate of good standing; delivery of appropriate evidence of the authorization of the applicable Borrower Parties approving the execution, delivery and performance of the Loan Documents or amendments thereto being executed and delivered in connection with the acquisition of the Adjacent Parcels, duly adopted by the applicable Borrower Parties and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;

(xiii)         Delivery of the insurance certificates with respect to the Adjacent Parcels required hereunder;

(xiv)        Delivery to Administrative Agent of originals of the following Loan Documents or amendments thereto:  (a) a valid and recordable agreement or amendment spreading the Lien of the applicable Security Instrument to encumber the Adjacent Parcels, duly executed and acknowledged by Borrower (the “Mortgage Spreader Agreement”); (b) a first priority Assignment of Leases and Rents (or amendment to the existing Assignment of Leases and Rents), from Borrower, as assignor, to Administrative Agent, as assignee, assigning to

Administrative Agent all of Borrower’s interest in and to the Leases, rents and security deposits as security for the Loans with respect to the Adjacent Parcels, duly executed and acknowledged by Borrower; (c) a first priority Assignment of Contracts (or an amendment to the existing Assignment of Contracts), from Borrower, as assignor, to Administrative Agent, as assignee, with respect to the contracts relating to or affecting the Adjacent Parcels or by which the Adjacent Parcels are bound, duly executed by Borrower; (d) UCC financing statements (Form UCC-1) (or other forms required in any jurisdiction), covering all fixtures and other personal property with respect to the Adjacent Parcels, and all proceeds thereof, naming Borrower as debtor and Administrative Agent as secured party (together with the documents described in the foregoing clauses (a), (b) and (c) of this Section 3.3(2)(xv), the “Security Documents”); (e) a new Title Policy or endorsements to the existing Title Policy, as applicable, issued by the Title Company in an amount equal to the purchase price for the Adjacent Parcels (or, if the Title Company issues a tie-in endorsement between the Title Policy for the Adjacent Parcels and the existing Title Policy in form and substance reasonably acceptable to Administrative Agent, in an amount equal to 100% of the Allocated Loan Amount for the Adjacent Parcels), reflecting the addition of each such Adjacent Parcel and containing such affirmative coverage similar in form and substance to the affirmative coverage provided in the existing Title Policy, insuring that the Mortgage Spreader Agreement creates a valid first lien on Borrower’s fee title in the Adjacent Parcels subject to the Permitted Encumbrances (for purposes of this Section 3.3(2)(xv), the Permitted Encumbrances described in clause (b) of the definition thereof shall mean the exceptions to title identified in the title commitment for the Adjacent Parcels delivered by Borrower pursuant to Section 3.3(2)(iii)(g) that shall have been approved by Administrative Agent), and insuring the perfected first priority interest of Administrative Agent pursuant to the Mortgage Spreader Agreement, and further (i) insuring the priority of the Security Instruments over all intervening Liens on the Real Properties including, without limitation, all mechanics’ or materialmen’s Liens for work performed or material supplied to the date of the funding of the new Advance, (ii) disclosing no matters affecting title to the Real Properties other than Permitted Encumbrances, and (iii) if required by Administrative Agent, containing affirmative insurance that covenants and restrictions, if any, recorded against the Real Properties have not been violated by any Improvements; together with any title insurance premiums, fees or charges due in connection therewith, and the Borrower shall cooperate with Administrative Agent and execute such further instruments and documents and perform such further acts as Administrative Agent or the Title Company shall reasonably request to carry out the creation and perfection of the liens and security interests contemplated by the Security Documents and the release, discharge and removal of any encumbrances required for the issuance of the Title Policy; (f) updates to any of the other Loan Documents and the Exhibits and Schedules thereto, as applicable; (g) a Confirmation of Guaranty in customary form duly executed and delivered by Guarantors, adding the Adjacent Parcels to and affirming their obligations under the Guaranty; and (h) a Confirmation of Pledge in customary form duly executed and delivered by Pledgor, reflecting the addition of the Adjacent Parcels as collateral for the Facility and affirming its obligations under the Pledge Agreement;

(xv)         Delivery to Administrative Agent for deposit into the Interest Reserve of funds sufficient to cause the amount on deposit in the Interest Reserve to equal the Minimum Balance (taking into account the new Advance);

(xvi)        At the time of each new Advance, a Responsible Officer shall certify that (A) no Potential Default or Event of Default shall have occurred and be continuing; (B) the representations and warranties set forth in Article IV are true, accurate, correct and complete in all material respects (subject to updates as approved by the Administrative Agent) on and as of the date of such new Advance as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), before and after giving effect to the new Advance and to the application of the proceeds therefrom; and (C) after giving effect to such new Advance and to the application of the proceeds therefrom, the Borrower Parties remain in compliance with the covenants set forth in Articles V and VI, including supporting documentation reasonably satisfactory to the Administrative Agent;

(xvii)       Each new Advance shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding Section 3.3(2)(xvi); and

(xviii)      Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of Administrative Agent and the Lenders incurred in connection with the proposed acquisition of such Adjacent Parcels and the related Advance, including  reasonable attorneys’ fees and disbursements, all title insurance premiums for any endorsements to any existing Title Policy (or new Title Policy) reasonably required by Lenders in connection with such proposed acquisition, title premiums, mortgage recording taxes, transfer taxes and recording fees.  In addition, Borrower shall deliver to Lenders evidence reasonably satisfactory to Lenders that all amounts owing to any parties in connection with the transactions relating to the proposed acquisition have been paid in full, or will simultaneously be paid in full on the Credit Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Borrower is not adequately indemnified or insured against as reasonably determined by Lenders.

(3)           Additional Matters.  The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request, provided such requests are customary and are consistent with the deliveries required with respect to the Real Properties on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

As an inducement to the Administrative Agent and each Lender to enter into this Agreement, and for the Lenders to advance their respective Pro Rata Shares of the Loans, except as set forth on the schedule of exceptions attached hereto as Schedule 4 hereto, the Borrower represents and warrants as follows as of the Closing Date and as of the date of any subsequent Credit Date:

4.1           Financial Condition.

(1)           The financial statements of each of the Borrower and Station Casinos, Inc. most recently delivered by Borrower pursuant to this Agreement, as at the date to which such statements apply, fairly present the financial condition of each such Person as at such date and the results of the operations of each such Person for the period ended on such date, all in conformity with GAAP.

(2)           Except as set forth on Schedule 4.1, the Borrower does not have any material obligation, material contingent liability or material liability for taxes, material long-term leases or unusual forward or long-term material commitment that is not otherwise permitted by this Agreement.

4.2           No Material Adverse Effect.  Since February 7, 2008, as to each of Borrower and Pledgor, and since September 30, 2007, as to each Guarantor, no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect or a Property Material Adverse Effect.

4.3           Compliance with Laws.  Borrower is in compliance with all Requirements of Law and is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority, except where the failure to do so or such default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or a Property Material Adverse Effect.  To the Knowledge of the Borrower, there are no Requirements of Law applicable to any Borrower Party the compliance with which by such Borrower Party would, in the aggregate, have a Material Adverse Effect or a Property Material Adverse Effect.  There has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.4           Organization, Powers; Authorization; Enforceability.

(1)           Each Borrower Party (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the state of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.  Borrower is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which it is subject to taxation based on its income.

(2)           True, correct and complete copies of the Organizational Documents of each of the Borrower Parties have been delivered to the Administrative Agent and have not been Modified except to the extent indicated therein.  All of the Organizational Documents are in full force and effect, and there are no defaults under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein), and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein).

(3)           The Borrower Parties have the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf.  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by any Borrower Party and to which any Borrower Party is a party and the consummation of the transactions contemplated thereby are within such Borrower Party’s partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of any Borrower Party is necessary to consummate such transactions.

(4)           Each of the Loan Documents to which any Borrower Party is a party has been duly executed and delivered on behalf of such Borrower Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Borrower Party on or before the Closing Date have been performed or complied with, and no Potential Default or Event of Default exists thereunder.

4.5           No Conflict.  The execution, delivery and performance of the Loan Documents, the borrowing hereunder, and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of any Borrower Party; or create or result in the creation of any Lien on any material assets of any Borrower Party other than the Liens created by the Loan Documents.

4.6           No Material Litigation.  Except as disclosed on Schedule 4.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s Knowledge, threatened by or against any Borrower Party or against any such Person’s Property or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.  The performance of any action by any Borrower Party required or contemplated by any Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).

4.7           Taxes.  (1)All federal, state, local and foreign income and franchise and other material Tax returns, reports and similar statements or filings of the Borrower and its Tax Affiliates  (collectively, the “Tax Returns”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except to the extent such Taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest.  The Borrower Parties have no Knowledge of any proposed tax assessment against any Borrower Party that will have or is reasonably likely to have a Material Adverse Effect.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments, which would, individually or collectively have or would be reasonably likely to have a Property Material Adverse Effect.  Except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been received from any Governmental Authority.  Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(2)           Except as set forth on Schedule 4.7, none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof, or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

(3)           All mortgage, mortgage recording, stamp, intangible or other similar Tax required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid or have been collected by the closing agent for payment.

4.8           Regulated Entities.  None of the Borrower Parties, nor any Person Controlling such entities, is an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, or otherwise “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  None of the Borrower and its Subsidiaries (1) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign Person” within the meaning of Section 1445 of the Code.

4.9           Borrower Parties.  The Borrower Parties have fully disclosed to Administrative Agent all material aspects of the ownership structure of the Borrower Parties and have disclosed to Administrative Agent (1) the correct legal name of each such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) the class of outstanding Capital Stock of Borrower along with the percentage thereof owned, directly or indirectly, by the Borrower Parties.  None of such issued and outstanding Capital Stock is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock, except as disclosed in Schedule 4.9.

4.10         Federal Reserve Board Regulations.  None of the Borrower Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations T, U and X.  No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.

4.11         ERISA Compliance.  Except as disclosed on Schedule 4.11:

(1)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to Borrower’s Knowledge, nothing has occurred which would cause the loss of such qualification.

(2)           There are no pending or, to Borrower’s Knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to Borrower’s Knowledge, Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4)           No Pension Plan has any Unfunded Pension Liability which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA which has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.12         Assets and Liens.

(1)           Borrower has good and marketable title to the Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Mortgaged Property constitutes all of the Property currently owned, leased or licensed by the Borrower.

(2)           The Security Instruments, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first mortgage lien on the Real Property and the Improvements, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  Except as may be indicated in and insured over by the Title Policies, to the Borrower’s Knowledge there are no claims for payment for work, labor or materials affecting the Mortgaged Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.  None of the Permitted Encumbrances will have a material adverse affect on the Mortgaged Property which they encumber.  Except for Released Property released in accordance with Section 6.4(3)(iii) hereto, Borrower shall preserve its right, title and interest in and to the Mortgaged Property for so long as any Obligations remain outstanding and will warrant and defend same and the validity and priority of the Lien of the Security Instruments from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.13         Securities Acts.  Borrower has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933 (as amended from time to time, the “Act”) or any other law, nor is Borrower in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934 (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect.  Borrower is not required to qualify an indenture under the Trust Indenture Act of 1939 (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

4.14         Consents, Etc.  Except as disclosed in Schedule 4.14, no consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required (1) in connection with the execution and delivery of the Loan Documents by the Borrower Parties; or (2) the performance of or compliance with the terms, provisions and conditions of the Loan Documents by such Persons, other than those that have been obtained, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Effective Date will be in full force and effect.

4.15         Hazardous Materials.  The Borrower has provided copies of the Phase I and the other environmental assessments as set forth in Schedule 4.15 to the Administrative Agent.  Except as otherwise disclosed in the assessments listed on Schedule 4.15: (1) during the period of ownership of any Mortgaged Property by any of  Borrower or Borrower’s Affiliates, such Mortgaged Property (or any portion thereof) has not been used for the purpose of, or in any way involving, the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Mortgaged Property, or transporting any Hazardous Materials to, from or across the Mortgaged Property, in each case, in a manner that would reasonably be expected to have a Property Material Adverse Effect, and to the Borrower’s Knowledge, no such use occurred at any time prior to the period of ownership of such Mortgaged Property by any of Borrower or Borrower’s Affiliates; (2) Borrower has obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except for any such failure to obtain, maintain in good standing or comply that would not reasonably be expected to have a Property Material Adverse Effect; (3) none of the Mortgaged Property is listed or, to the Borrower’s knowledge, proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) none of Borrower or Borrower’s Affiliates which previously held title to the Mortgaged Property has sent or directly arranged for the transport of any hazardous waste to any site listed or, to the Borrower’s knowledge, proposed for listing on the NPL, CERCLIS or any similar state list, where any such arrangement for transportation would reasonably be expected to have a Property Material Adverse Effect; and (5) to the Borrower’s Knowledge, there is not now on or in any Mortgaged Property: (i) any landfill or surface impoundment; (ii) any underground storage tanks; (iii) any asbestos-containing material; or (iv) any polychlorinated biphenyls (PCB), which in the case of any of clauses (i) through (iv) the presence of which would reasonably be expected to have a Property Material Adverse Effect.

Except as otherwise disclosed in the assessments listed on Schedule 4.15, (x) to Borrower’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Mortgaged Property in amounts or concentrations that would reasonably be expected to have a Property Material Adverse Effect; (y) to Borrower’s Knowledge, no Hazardous Materials have migrated from the Mortgaged Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower; and (z) to Borrower’s Knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Mortgaged Property which would reasonably be expected to result in material liability for Borrower, except for any such liability that would not reasonably be expected to have a Property Material Adverse Effect.

4.16         Intellectual Property.  The Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names and copyrights that are necessary for the operation of its businesses, without any conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect.  To Borrower’s Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon any rights held by any other Person.

4.17         Insurance.  Schedule 4.17 accurately describes the insurance coverages for the Borrower as of the Closing Date.  Such insurance coverages are currently in full force and effect and in compliance with the applicable requirements of Section 5.5.  The Borrower has obtained and delivered to the Administrative Agent evidence of all insurance policies as required under Section 5.5.  The Borrower has not, and to the Borrower’s Knowledge no Person has, done by act or omission anything that would impair the coverage of any such policy.

4.18         Full Disclosure.  The information provided to the Administrative Agent and the Lenders by or on behalf of the Borrower Parties relating to such Persons and the transactions contemplated under the Loan Documents does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not materially misleading.

4.19         Brokers.  None of the Borrower Parties has dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

4.20         No Default.  No Potential Default or Event of Default has occurred and is continuing.

4.21         Solvency.  After giving effect to the Loans, and the disbursement of the proceeds thereof pursuant to the Borrower’s instructions, the Borrower Parties shall each be Solvent.  None of the Borrower Parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and no Borrower Party has any Knowledge of any Person contemplating the filing of any such petition against it or against any other Borrower Party.

4.22         Contractual Obligations.  None of the Borrower Parties is a party to any Contractual Obligation which is reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect.  None of the Borrower Parties is in default in any respect in the performance, observance or fulfillment of any of its Contractual Obligations, which default is reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect.  Borrower does not have any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any Mortgaged Property is otherwise bound, other than (1) obligations incurred in the ordinary course of the operation of the Mortgaged Property, (2) Permitted Encumbrances, and (3) obligations under the Loan Documents.

4.23         Representations Regarding the Mortgaged Property.

(1)           Condemnation and Casualty.  No Condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any material portion of the Mortgaged Property.  No portion of the Mortgaged Property has been materially damaged as a result of any Casualty.

(2)           Assessments.  To Borrower’s Knowledge, except as disclosed in the Title Policies, on the real estate tax bills (copies of which tax bills have been provided to Administrative Agent), there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

(3)           Flood Plain.  The Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, except as disclosed on the Survey or flood certifications or if located in such area, that status has been disclosed to Administrative Agent via delivery of a flood plain map or flood certifications and does not unreasonably impair the value of the subject Mortgaged Property.

(4)           No Prior Assignment.  There are no prior sales, transfers or assignments of any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loans, other than those being assigned to the Administrative Agent concurrently herewith.

(5)           Leases.  The Mortgaged Property is not subject to any Leases demising any portion of the Mortgaged Property other than the Approved Leases.  No Person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Approved Leases or other Permitted Encumbrances.  The Borrower is in compliance in all material respects with its obligations under each of the Approved Leases.  There are no material defaults under the Permitted Encumbrances by Borrower or to the Borrower’s Knowledge any other Person, and to the Borrower’s Knowledge there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.  All construction and other obligations of a material nature to be performed by the Borrower under the Permitted Encumbrances either have been satisfied or are reasonably capable of being satisfied without undue expense in accordance with the provisions of the subject Permitted Encumbrance. Any payments by the Borrower due to the other parties to the Permitted Encumbrances for tenant improvements, infrastructure or land development have been made to the extent then required.  No Person party to any Approved Lease or any Permitted Encumbrance is entitled to any material offsets, abatements or deductions against the Rent payable thereunder from and after the date hereof.

(6)           Options to Acquire.  None of the Mortgaged Property is subject to any right of first refusal, right of first offer or other options to purchase.

4.24         Use of Proceeds.  The proceeds of the Initial Funding shall be used to (a) fund the Closing Date Distribution, (b) fund the Interest Reserve Account, and (c) pay Facility-related transactional fees and expenses approved by Administrative Agent.  The proceeds of any subsequent Advance shall be used solely to finance the purchase of Adjacent Parcels, subject to the terms and conditions of this Agreement.

4.25         Single Purpose Entity.  Each of Borrower and Pledgor is a Single Purpose Entity.

4.26         Labor.  There are no strikes, work stoppages, slowdowns or lockouts pending or to Borrower’s Knowledge, threatened against or involving the Borrower, other than those that in the aggregate would not have a Material Adverse Effect.  There are no unfair labor practices, grievances or complaints pending, or, to the Borrower’s Knowledge, threatened, against or involving the Borrower, nor are there any pending or, to the Borrower’s Knowledge, threatened arbitrations or grievances involving the Borrower, other than those that, in the aggregate, if resolved adversely to the Borrower, would not have a Material Adverse Effect.

4.27         Taxpayer Identification Number.  The federal taxpayer identification number of Borrower is as set forth in Schedule 4.27.

4.28         Anti-Terrorism Laws.

(1)           Neither Borrower nor, to the Knowledge of any of the Borrower Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “USA Patriot Act”).

(2)           Neither Borrower nor, to the Knowledge of any of the Borrower Parties, any of its Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person or entity that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(3)           Neither Borrower nor, to the Knowledge of any Borrower Party, any of its Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.28(2) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or  attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.29         Property Accounts.  Schedule 4.29 hereof contains as of the Closing Date a complete and accurate list of all Property Accounts maintained with any bank or other financial institution by the Borrower, each of which financial institutions shall be an Approved Bank and shall have executed a Deposit Account Control Agreement.

4.30         Required Interest Rate Contracts.  Each of the Required Interest Rate Contracts is in full force and effect and enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

ARTICLE V

AFFIRMATIVE COVENANTS.

The Borrower hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Loans remain unpaid or the Commitments remain outstanding, it will do, and cause any Borrower Party to do directly or indirectly, the following:

5.1           Reporting Requirements

The Borrower shall furnish to the Administrative Agent each of the following:

(1)           Quarterly Reports.  Not later than sixty (60) days following the end of each fiscal quarter, Borrower shall deliver to Administrative Agent unaudited financial statements for each of Borrower and Station Casinos, Inc., in each case internally prepared in accordance with GAAP including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year (to the extent available), and a comparison of the year to date results with the results for the same period of the previous year (to the extent available).  Such statements for each quarter shall be accompanied by an Officer’s Certificate of the Person to which such statements pertain certifying to the best of the signer’s knowledge, that such statements fairly represent the financial condition and results of operations of such Person.  Such financial statements shall contain such other information as shall be reasonably requested by Administrative Agent for purposes of calculations to be made by Administrative Agent pursuant to the terms hereof.

(2)           Annual Reports.  Not later than one hundred twenty (120) days after the end of each Fiscal Year, Borrower shall deliver to Administrative Agent consolidating audited financial statements certified by an Independent Accountant in accordance with GAAP for Station Casinos, Inc., including a balance sheet as of the end of such year, a statement of net operating income for the year and stating in comparative form the figures for the previous fiscal year (to the extent available).  Such annual financial statements shall also be accompanied by the Officer’s Certificates in the form required pursuant to Section 5.1(1).

(3)           Compliance Certificate.  Together with each delivery of any report pursuant to clauses (1) and (2) of this Section 5.1, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (A) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Section 6.9 as of the end of such quarter, including, without limitation, a statement of the most current appraised value for each Real Property and (B) stating that no Potential Default or Event of Default has occurred and is continuing or, if a Potential Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower propose to take with respect thereto.

(4)           Default Notices.  As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Borrower Party has Knowledge of the existence of any Potential Default, Event of Default or other event having had a Material Adverse Effect or a Property Material Adverse Effect, the Borrower shall give the Administrative Agent notice specifying the nature of such Potential Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(5)           Notice of Litigation.  Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower, that, in the reasonable judgment of the Borrower, expose the Borrower to liability which, if adversely determined could reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.

(6)           ERISA Matters.  The Borrower shall furnish the Administrative Agent the following:

(i)            promptly and in any event within ten (10) days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event reasonably likely to result in a liability of the Borrower in excess of $1,000,000 has occurred, a written statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower, and its ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by the Borrower or any ERISA Affiliate with the PBGC or the IRS pertaining thereto; and

(ii)           promptly following any request therefor, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Title IV Plan, or, in lieu thereof, a certificate of a Responsible Officer of the Borrower stating that Borrower had no employees for the year in question; (B) the most recent actuarial valuation report for each Title IV Plan; (C) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Title IV Plan (or employee benefit plan sponsored or contributed to by the Borrower or any ERISA Affiliate) as the Administrative Agent shall reasonably request.

(7)           Environmental Matters.  The Borrower shall provide to the Administrative Agent promptly (and in any event within 10 Business Days): (i) any Hazardous Material Claims Known to the Borrower (not listed on Schedule 4.15 hereto) which would be reasonably expected to have a Property Material Adverse Effect; (ii) the receipt of any credible written notice of any alleged violation of Hazardous Materials Laws with respect to the Mortgaged Property provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would reasonably be expected to result in a breach of Sections 5.10(1) or (2); and (iii) the discovery of any occurrence or condition on the Mortgaged Property that would reasonably be expected to cause the Borrower to be in breach of Section 5.10(1) or, if not promptly remediated, of Section 5.10(2).

(8)           Appraisals.

(i)            If, in their sole and absolute discretion, Agents shall determine that there has been a deterioration in the market value of a Real Property, Agents may update any Appraisal, or obtain a new Appraisal, from time to time; provided, however, that unless an Event of Default shall have occurred and be continuing at the time such Appraisals are undertaken, Borrower shall not be liable for the expense of more than one Appraisal for each Real Property in any twelve (12) month period.

(ii)           The Administrative Agent may, with reasonable prior written notice (not to exceed three (3) Business Days) to the Borrower, and, after and during the continuance of an Event of Default, make physical verifications of the Mortgaged Property in any manner and through any medium that the Administrative Agent considers advisable, and the Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith.

(9)           Other Information.  The Borrower will provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, including, without limitation, a schedule of the leasing activity at the Wild Wild West Assemblage during such period as such Lender or Administrative Agent shall specify.

5.2           Maintenance of Existence and Rights.  The Borrower Parties shall do or cause to be done all things necessary to (1) preserve, renew and keep in full force and effect such Person’s existence, rights, licenses, permits and franchises necessary to comply with all Requirements of Law applicable to them and the Mortgaged Property, except to the extent permitted in Section 6.3; and (2) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect.

5.3           Compliance with Laws; Forfeiture.  Subject to any Good Faith Contest, each of the Borrower Parties shall comply and cause the Mortgaged Property to be in material compliance with all material Requirements of Law applicable to the Borrower Parties and the Mortgaged Property and the uses permitted upon the Mortgaged Property.  There shall never be committed by the Borrower Parties, and the Borrower Parties shall not knowingly permit, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.

5.4           Access.  The Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, promptly after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (1) examine and make copies of and abstracts from the records and books of account of the Borrower, (2) visit the properties of the Borrower, (3) discuss the affairs, finances and accounts of the Borrower with its officers, directors, managers, managing members and/or the officers and directors thereof, and (4) communicate directly with any of the Borrower’s certified public accountants.  The Borrower shall authorize its independent certified public accountants to disclose to the Administrative Agent or any Lender during the continuance of an Event of Default any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower.

5.5           Insurance; Casualty; Condemnation; Restoration.

(1)           Insurance.  Borrower shall, at its sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as set forth in Schedule 5.5.

(2)           Insurance Proceeds.

(i)            If any portion of the Mortgaged Property is damaged or destroyed, in whole or in part, by a Material Casualty (as defined below), the Borrower shall give prompt written notice thereof to the Administrative Agent, generally describing the nature and extent of such Casualty.  Following the occurrence of a Casualty, unless the Administrative Agent has made an election under Section 5.5(4) and pursuant thereto applied the Proceeds to pay the Obligations, the Borrower shall in a reasonably prompt manner either (x) use the Proceeds to pay the Obligations or (y) apply the Proceeds in accordance with Section 5.5(3).

(ii)           Subject to clause (v) below, in the event of a Casualty where the loss does not exceed $2,500,000, the Borrower may settle and adjust such claim without the consent of the Administrative Agent; provided that such adjustment is carried out in a competent and timely manner. In such case, the Borrower is hereby authorized to collect and receive any Proceeds.

(iii)          Subject to clause (v) below, in the event of a Casualty where the loss exceeds $2,500,000 (a “Material Casualty”), the Borrower may settle and adjust such claim only with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent shall have the opportunity to participate in any such adjustments.

(iv)          The proceeds of any Policy in excess of $2,500,000 shall be due and payable jointly to the Administrative Agent and the Borrower as their interests may appear and held and applied in accordance with the terms hereof, with Administrative Agent to be shown as Mortgagee and Loss Payee on all Property Insurance.

(v)           Notwithstanding the terms of clauses (i) and (ii) above, the Administrative Agent shall have the sole authority to collect all Proceeds if an Event of Default shall have occurred and is continuing.

(3)           Right of the Borrower to Apply to Restoration. In the event of (1) a Casualty that does not constitute a Material Casualty, or (2) a Condemnation that does not constitute a Material Condemnation, the Administrative Agent shall permit the application of the Proceeds (after reimbursement of any reasonable out-of-pocket expenses actually incurred by the Administrative Agent) to reimburse the Borrower for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the Mortgaged Property (the “Restoration”), in the manner required hereby, provided and on the condition that (y) no Event of Default shall have occurred and be then continuing and (z) in the reasonable judgment of the Administrative Agent:

(i)            the Mortgaged Property, after such Restoration, will adequately secure the outstanding balance of the Loans, and

(ii)           the Restoration can be completed by the 90th day prior to the Maturity Date.

(4)           Material Casualty or Condemnation. In the event of a Material Casualty or a Material Condemnation, then the Administrative Agent shall apply the Proceeds therefrom in respect of the Obligations.

(5)           Manner of Restoration and Reimbursement. If the Borrower is entitled pursuant to Section 5.5(3) above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be promptly disbursed by Administrative Agent.

(6)           Condemnation.  Borrower shall promptly notify, or cause to be notified, Administrative Agent of the actual or threatened commencement of any proceeding for the Condemnation of any Mortgaged Property of which Borrower has Knowledge and deliver or cause to be diligently delivered to Administrative Agent copies of any and all material papers served in connection with such proceedings.  Administrative Agent may participate in any such proceedings, and the Borrower shall from time to time deliver to Administrative Agent all instruments requested by them to permit such participation.  Borrower shall, at its expense, diligently prosecute or cause to be diligently prosecuted any such proceedings.  Borrower may settle and compromise the Proceeds of any Condemnation where the loss exceeds $2,500,000 (a “Material Condemnation”) only with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Borrower may settle and compromise the Proceeds of any Condemnation that is not a Material Condemnation without the consent of the Administrative Agent.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower shall continue to pay the Obligations at the time and in the manner provided for herein and the other Loan Documents, and the Obligations shall not be reduced unless and until any Proceeds shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations pursuant to the terms of Section 5.5(3) or 5.5(4) above. Administrative Agent shall not be limited to the interest paid on such Proceeds by the condemning authority but shall be entitled to receive out of such Proceeds interest at the rate or rates provided herein applicable to the Loans.  To the extent the Proceeds of any Condemnation are to be applied by Administrative Agent pursuant to Section 5.5(3) or 5.5(4) above, the Borrower shall cause such Proceeds to be paid directly to the Administrative Agent to be held and applied pursuant to such provisions.

5.6           Books and Records.

The Borrower shall keep and maintain on a Fiscal Year basis proper books and records in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Loans, the Mortgaged Property and the business and affairs of the Borrower relating to the Mortgaged Property which shall reflect all items of income and expense in connection with the operation of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, in accordance with GAAP.

5.7           Maintenance of Property.  The Borrower shall keep and maintain, or cause to be kept and maintained, the Mortgaged Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall not permit or commit any waste, impairment, or deterioration of any portion of the Mortgaged Property in any material respect. The Borrower further covenants to do all other acts which from the character or use of the Mortgaged Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general.

5.8           Approved Leases.  Borrower agrees that, without the prior written consent of Administrative Agent, it shall not (a) renew (other than pursuant to renewal rights expressly set forth in such Approved Lease) or extend any Approved Lease, (b) waive any provisions of any Approved Lease, provided that subject to clause (a), Borrower shall have the right to waive provisions of such Approved Lease so long as the same would not have the effect of either permitting Borrower to take an action that it is prohibited from taking under any of the Loan Documents, or preventing Borrower from complying with its obligations under any of the Loan Documents, or (c) amend or modify in any respect in a manner adverse to Administrative Agent, or that would increase Borrower’s obligations thereunder, any provision of any Approved Lease.

5.9           Taxes.

(1)           The Borrower Parties shall file all Tax Returns required to be filed in any jurisdiction and, if applicable, and except with respect to Taxes subject to any Good Faith Contest, pay and discharge all Taxes imposed upon it or its Property or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes.

(2)           The Borrower shall pay, subject to the right to pursue a Good Faith Contest, all Impositions now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due.  Subject to the Borrower’s right to pursue a Good Faith Contest, the Administrative Agent, on behalf of the Borrower, may pay, but shall not be obligated to pay, any delinquent Impositions and Other Charges which are attributable to or affect the Mortgaged Property or the Borrower directly to the applicable taxing authority with respect thereto, and the Borrower agrees to reimburse the Administrative Agent for such payments promptly on demand.

5.10         Environmental.

The Borrower shall:

(1)           And shall cause the Mortgaged Property to, comply with all Hazardous Materials Laws, except for any such non-compliance that would not reasonably be expected to have a Property Material Adverse Effect.  If the Security Instruments are foreclosed, Borrower shall deliver the Mortgaged Property in material compliance with all applicable Hazardous Materials Laws.

(2)           If at any time during the continuance of the Lien of the Security Instruments, a Governmental Authority having jurisdiction over the Property requires, in writing, remedial action to correct the presence of Hazardous Materials in, around, or under the Mortgaged Property (an “Environmental Event”), deliver prompt notice of the occurrence of such Environmental Event to Administrative Agent.  Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Administrative Agent an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any.

(3)           Promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under the Mortgaged Property that are in material violation of any Hazardous Materials Laws, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a Good Faith Contest.  In the course of carrying out such actions, the Borrower shall provide the Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.

5.11         Title to the Mortgaged Property.  Borrower shall warrant and defend (1) its title to the Mortgaged Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (2) the validity and priority of the Liens of the Security Instruments and this Agreement on the Mortgaged Property, subject only to Liens permitted hereunder (including applicable Permitted Encumbrances), in each case against the claims of all Persons whomsoever.

5.12         Loan Proceeds.  The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 4.24.

5.13         Interest Rate Contracts.

(1)           Required Interest Rate Contracts.  The Borrower enter into no later than the Closing Date and thereafter maintain in effect the Required Interest Rate Contracts, with reduction to reflect prepayments of principal amounts of the Loans, through and including the Maturity Date.

(2)           Pledge and Collateral Assignment.  Borrower shall enter into an Assignment of Interest Rate Contract with respect to each Required Interest Rate Contract which assignment pledges, assigns, transfers, delivers and grants a continuing first priority lien to the Administrative Agent, as security for payment of all sums due in respect of the Loans and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on the Borrower’s part to be paid and performed, in, to and under all of such Borrower’s right, title and interest whether now owned or hereafter acquired and whether now existing or hereafter arising: (i) in the Required Interest Rate Contract; (ii) to receive any and all payments under the Required Interest Rate Contract, whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Required Interest Rate Contract, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing (collectively, the “Rate Contract Collateral”).  The Borrower shall notify the counterparty under the Required Interest Rate Contract of such assignment. The Borrower shall not, without obtaining the prior written consent of the Administrative Agent, further pledge, transfer, deliver, assign or grant any security interest in any Required Interest Rate Contract or any of the other Rate Contract Collateral or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming the Administrative Agent as the secured party, to be filed with respect thereto.

(3)           Covenants.

(i)            The Borrower shall comply with all of its obligations under the terms and provisions of the Required Interest Rate Contracts.  All amounts paid by the counterparty under the Required Interest Rate Contracts to the Borrower or the Administrative Agent shall be deposited immediately into the Interest Reserve Account.  The Borrower shall take all actions reasonably requested by the Administrative Agent to enforce the Borrower’s rights under the Required Interest Rate Contracts in the event of a default by the counterparty thereunder and shall not waive or otherwise Modify any of its rights thereunder.

(ii)           If DBTCA, JPM or an Affiliate thereof is not the Counterparty, in the event of (A) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of any Counterparty to a Required Interest Rate Contract such that, thereafter, such Counterparty shall cease to be an Acceptable Counterparty or (B) any Counterparty shall fail to comply with the requirements contained in the Required Interest Rate Contract, upon such occurrence, the Borrower shall replace such Required Interest Rate Contract with a replacement Interest Rate Contract satisfying all the requirements of the replaced Required Interest Rate Contract hereunder and otherwise acceptable to the Administrative Agent (and such replacement Interest Rate Contract shall be a Required Interest Rate Contract).

(iii)          Except as permitted by Section 5.13(2), the Borrower shall not (A) without the prior written consent of the Administrative Agent, Modify the terms of any Required Interest Rate Contract, (B) without the prior written consent of the Administrative Agent, cause the termination of any Required Interest Rate Contract prior to its stated maturity date, (C) without the prior written consent of the Administrative Agent, except as aforesaid, waive or release any obligation of any Counterparty (or any successor or substitute party to a Required Interest Rate Contract) under a Required Interest Rate Contract, (D) without the prior written consent of the Administrative Agent, consent or agree to any act or omission to act on the part of any Counterparty (or any successor or substitute party to a Required Interest Rate Contract) which, without such consent or agreement, would constitute a default under such Required Interest Rate Contract, (E) fail to exercise promptly and diligently each and every material right which it may have under any Required Interest Rate Contract, (F) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Required Interest Rate Contract or any defense by any Counterparty (or any successor or substitute party to a Required Interest Rate Conrtract) to payment or (G) fail to give prompt notice to the Administrative Agent of any notice of default given by or to the

Borrower under or with respect to any Required Interest Rate Contract, together with a complete copy of such notice.

5.14         Single Purpose Entities. Borrower shall cause each of Borrower and Pledgor to maintain itself as a Single Purpose Entity.

5.15         Interest Reserve Account.

(1)           Establishment of Interest Reserve Account.  Borrower hereby acknowledges that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, Borrower has established with the Securities Intermediary an interest reserve account (the “Interest Reserve Account”), which has been established as an interest bearing Securities Account.  Pursuant to the Account Agreement, Borrower shall irrevocably instruct and authorize the Securities Intermediary to disregard any and all orders for withdrawal from the Interest Reserve Account made by, or at the direction of, Borrower.  So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right to give instructions to the Securities Intermediary regarding the investment of the property in the Interest Reserve Account, provided that Borrower shall only direct the investment of the property in the Interest Reserve Account in one or more Permitted Investments, and any direction from Borrower instructing the Securities Intermediary to invest any or all of the property in the Interest Reserve Account in any investment other than a Permitted Investment shall constitute an Event of Default hereunder.  Borrower agrees that, prior to the payment in full of the Obligations, the terms and conditions of the Account Agreement shall not be amended or modified in any material respect without the prior written consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion).  In recognition of Administrative Agent’s security interest in the funds deposited into the Interest Reserve Account, the Interest Reserve Account shall be named as follows: “CV PropCo, LLC Interest Reserve Account ifo DBTCA, as Admin. Agent” (Account Number 24900965).

(2)           Funding and Maintenance of Minimum Balance.  On the Closing Date, Borrower will have deposited $13,111,611.11 into the Interest Reserve Account.  Subject to the terms hereof, so long as no Event of Default shall have occurred and be continuing, Administrative Agent will apply the funds on deposit in the Interest Reserve Account to pay (i) the interest due on the Loans as and when due pursuant to Section 2.6 of this Agreement, (ii) to the providers of the Required Interest Rate Contracts any amounts due thereunder (other than  any termination payments) as specified to Administrative Agent by the Counterparty under each such Required Interest Rate Contract, and (iii) solely with respect to the first six (6) months after the Closing Date, to Borrower on a monthly basis the amount of interest and/or cash dividends earned during the preceding month on financial assets maintained in the Interest Reserve Account.  Borrower shall make additional deposits into the Interest Reserve Account as necessary to cause the aggregate amount on deposit therein to equal or exceed the Minimum Balance at all times during the term of the Loans.  If the aggregate amount on deposit in the Interest Reserve Account is less than the Minimum Balance at any time, such shall constitute a Potential Default hereunder.

(3)           Maintenance of Account.  Borrower agrees that the Interest Reserve Account is and shall be maintained (i) as a “securities account” (as such term is defined in

Section 8-501(a) of the UCC), (ii) in such a manner that Administrative Agent shall have control (within the meaning of Section 8-106(d) of the UCC) over the Interest Reserve Account and (iii) such that no Person other than Administrative Agent shall have any right of withdrawal from the Interest Reserve Account and, except as provided herein, no Account Collateral shall be released to the Borrower or any Affiliate of Borrower from the Interest Reserve Account.  Without limiting the Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Interest Reserve Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Administrative Agent in its sole discretion.  Administrative Agent shall have the right at Borrower’s sole cost and expense to replace the Securities Intermediary  with a financial institution reasonably satisfactory to Borrower in the event that (i) the Securities Intermediary fails, in any material respect, to comply with the Account Agreement  or (ii) the Securities Intermediary is no longer an Approved Bank.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at Borrower’s sole cost and expense to replace the Securities Intermediary at any time, without notice to Borrower.  Borrower shall cooperate with Administrative Agent in connection with the appointment of any replacement Securities Intermediary and the execution by the replacement Securities Intermediary and the Borrower of an Account Agreement and delivery of same to Administrative Agent.

5.16        Security Interest in Accounts.

(1)           To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Administrative Agent, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(a)               the Interest Reserve Account and all financial assets, investment property, securities, cash, deposits and/or wire transfers and other property from time to time deposited or held in, credited to or made to the Interest Reserve Account;

(b)               the Property Accounts and all cash, deposits and/or wire transfers from time to time deposited or held in, credited to or made to any of the Property Accounts;

(c)               all interest, financial assets, investment property, securities, cash and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Interest Reserve Account or any of the Property Accounts;

(d)               to the extent not covered by clauses (a), (b) or (c) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

(2)           In addition to the rights and remedies herein set forth, Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(3)           This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

(4)           Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, without additional notice from Administrative Agent to Borrower, Administrative Agent may, in addition to and not in limitation of its other rights, make any and all withdrawals from the Interest Reserve Account and the Property Accounts as Administrative Agent shall determine in its sole and absolute discretion to pay any Indebtedness, Obligations, operating expenses and/or capital expenditures for the Mortgaged Property in such order and priority as Administrative Agent shall determine in its sole and absolute discretion.

5.17        Entitlements. Borrower shall diligently pursue securing all of the entitlements necessary to develop each Real Property as a hotel-casino and shall promptly notify the Administrative Agent upon achieving the full entitlement of a Real Property for development as a hotel-casino.

5.18        Further Assurances.

(1)           The Borrower Parties shall promptly upon request by the Administrative Agent or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

(2)           Borrower agrees that it shall, upon request and at no cost to Borrower, reasonably cooperate with Administrative Agent or any Lender in connection with any request by Administrative Agent or Lender to sever one or more of the Notes into two (2) or more separate substitute notes in an aggregate principal amount equal to the principal amount of the original Note and to reapportion the Loans among such separate substitute notes, including, without limitation, by executing and delivering to Administrative Agent or such Lender new substitute notes to replace the applicable Note or Notes, amendments to or replacements of existing Loan Documents to reflect such severance and/or opinions of counsel with respect to such substitute notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than internal administrative costs and expenses of Borrower).  Any such substitute notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute note shall be the same as the Maturity Date, (ii) the initial weighted average interest rate for the term of the substitute notes shall not exceed the interest rate under the Note being substituted immediately prior to the issuance of such substitute notes; and (iii) the economics of the Loans shall not change in a manner which is adverse to Borrower.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply payment of all sums due under such substitute notes (and in respect of any other Obligations) in such order and priority as Administrative Agent shall elect in its sole and absolute discretion.

(3)           Administrative Agent will take such action as may be reasonably required in order to permit the filing of plats, maps, records of survey or other documents necessary for the development of improvements on the Mortgaged Property to the extent required by any applicable Governmental Authority and otherwise permitted under the terms of this Agreement.

5.19        Escrow Deposits. At Administrative Agent’s request at any time after an Event of Default has occurred, Borrower shall deposit with Administrative Agent, monthly, one twelfth (1/12th) of the insurance premiums and Impositions upon the Mortgaged Property.  In addition, if required by Administrative Agent at any time after an Event of Default has occurred, Borrower shall simultaneously therewith deposit with Administrative Agent a sum of money which together with the monthly installments aforementioned will be sufficient to make each of the payments aforementioned at least thirty (30) days prior to the date such payments are deemed delinquent.  Should said charges not be ascertainable at the time any deposit is required to be made with Administrative Agent, the deposit shall be made on the basis of the charges for the prior year, and when the charges are fixed for the then current year, Borrower shall deposit any deficiency with Administrative Agent.  All funds so deposited with Administrative Agent shall be held by it without interest, may be commingled by Administrative Agent with its general funds and shall be applied in payment of the charges aforementioned when and as payable, to the extent Administrative Agent shall have such funds on hand.  If deposits are being made with Administrative Agent, Borrower shall furnish Administrative Agent with bills for the charges for which such deposits are required to be made hereunder and/or such other documents necessary for the payment of same, at least fifteen (15) days prior to the date on which the charges first become payable.  In the event Borrower fails to pay any such amount, Administrative Agent may, but shall not be obligated to, make payment thereof, and Borrower shall, on demand, reimburse Administrative Agent for all sums so expended, and until Administrative Agent has been so reimbursed, such amount shall be added to the Obligations.  Notwithstanding the foregoing, Borrower shall not be required to escrow the insurance premium amounts described above at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Schedule 5.5 hereof and the premiums in respect of such blanket policy are paid or caused to be paid at least sixty (60) days before such premiums become due and payable, provided that upon the request of Administrative Agent from time to time made, Borrower shall furnish Administrative Agent with evidence reasonably satisfactory to Administrative Agent that such blanket policy is in full force and effect and that the premiums have been paid as required hereby.

ARTICLE VI

NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Loans remain unpaid or the Commitments remain outstanding:

6.1          Liens.  The Borrower shall not create, incur, assume or suffer to exist, any Lien upon any of its Property except:

(1)           Permitted Encumbrances; and

(2)           Other Liens which are the subject of a Good Faith Contest.

6.2          Indebtedness.  Borrower shall not incur any Indebtedness other than the Permitted Debt.

6.3          Fundamental Change.

(1)           The Borrower shall not do any or all of the following: merge or consolidate with any Person, form any Subsidiary, enter into a Joint Venture, partnership or any other similar business relationship with any other Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Property and assets, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing.

(2)           The Borrower shall not engage any business other than its Purpose.

6.4          Disposition.

The Borrower shall not cause or permit any of the following to occur:

(1)           Any Change of Control; or

(2)           Any Disposition by any member in Borrower of any of the Capital Stock in Borrower; or

(3)           Without the Administrative Agent’s prior written consent in its sole and absolute discretion, a Disposition of legal, Beneficial or direct or indirect equitable interests in all or any part of the Mortgaged Property, except as follows:

(i)            Approved Leases.  Borrower may enter into Approved Leases for space at the Mortgaged Property.

(ii)           Sale of Personal Property.  The Borrower may effect a Disposition of Personal Property (other than Capital Stock as restricted in this Section 6.4), free from the Lien of the Security Instruments, to the extent such Disposition of Personal Property will not materially impair the value, utility, or operation of the subject Mortgaged Property and provided that any new Personal Property acquired by the Borrower (and not so disposed of) shall be subject to the Lien of the Security Instruments. The Administrative Agent shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to the Administrative Agent and the Borrower to confirm that such Personal Property which is to be, or has been, sold or disposed of is free from the Lien of the Security Instruments.

(iii)          Immaterial Transfers.  The Borrower may, without the consent of the Administrative Agent, (A) make immaterial Dispositions (including, but not limited to, lot line adjustments) of portions of the Mortgaged Property to Governmental Authorities for dedication or public use or, portions of the Mortgaged Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Mortgaged Property or resolving encroachment issues, and (B) grant easements, restrictions, covenants, reservations and rights of way for resolving minor encroachment issues or for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Disposition set forth in the foregoing clauses (A) and (B) shall materially impair the value, utility or operation of the subject Mortgaged Property. In connection with any Disposition permitted pursuant to this Section 6.4(3)(iii), the Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Dispositions referred to in clause (A) above, to release the portion of the Mortgaged Property affected by such Disposition from the Lien of the Security Instruments or, in the case of clause (B) above, to subordinate the Lien of such Security Instruments to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Administrative Agent of:

(W)         ten (10) days prior written notice thereof;

(X)          a copy of the instrument or instruments of Disposition;

(Y)          an Officer’s Certificate stating (1) with respect to any Disposition, the consideration, if any, being paid for the Disposition and (ii) that such Disposition does not materially impair the value, utility or operation of the subject Mortgaged Property; and

(Z)           reimbursement of all of the Administrative Agent’s reasonable costs and expenses incurred in connection with such Disposition.

(iv)          Release Property.  Provided that no Potential Default or Event of Default then exists and the conditions set forth below have been satisfied, Administrative Agent shall from time to time release from the Lien of the Security Instruments all, but not less than all, of a Real Property (such Real Property being released, a “Release Property”) and deliver to the trustee under the deed of trust constituting the Security Instrument a request for reconveyance and otherwise cause such trustee to record a duly executed release with respect to such Release Property in recordable form, a UCC-3 release of security interest and other such documents as may be reasonably required to release such Release Property from the Lien of the Security Instruments and the other Loan Documents.  The release of any Release Property from the Lien of the Security Instruments shall occur pursuant to an escrow arrangement with the escrow agent and such arrangement shall be reasonably satisfactory to Administrative Agent.  Any release pursuant to this Section 6.4(3)(iv) is conditional upon satisfaction of each of the following conditions as reasonably determined by Administrative Agent:

(A)          Not less than thirty (30) days nor more than ninety (90) days prior to the desired release date, the Borrower shall have given to Administrative Agent a written request for the release accompanied by (1) a release of Liens and related Loan Documents for the applicable portion of the Mortgaged Property for execution by the Administrative Agent, which release documents shall be in a form appropriate in the applicable state and otherwise satisfactory to the Administrative Agent in its reasonable discretion; (2) evidence demonstrating to the reasonable satisfaction of Agents that the LTV Ratio immediately following the requested release shall not exceed forty percent (40.0%); and (3) an Officer’s Certificate certifying that the requirement described in Section 6.4(3)(iv)(C) below is satisfied in connection with such release; and all other evidence, information and other items reasonably required by Administrative Agent;

(B)           Administrative Agent has received immediately available funds in the full amount of the Release Payment for the Release Property (and upon receipt by Administrative Agent such sums shall be applied in accordance with Section 2.5(1)(i) above);

(C)           Neither the release from the Lien of the Security Instruments nor the conveyance of such Release Property will violate any Requirements of Law (including zoning and subdivision laws and regulations) and the remaining portion of the Mortgaged Property, and the conveyance shall be in compliance with all Requirements of Law (including zoning and subdivision laws and regulations);

(D)          The Release Property is simultaneously conveyed to a party other than Borrower; and if the Release Property is conveyed to a Transactional Affiliate, the terms and conditions of the conveyance must comply with Section 6.6 of this Agreement;

(E)           Administrative Agent shall have received such acknowledgements and ratifications from the Borrower Parties, and other documents, certificates, instruments, opinions or assurances as Administrative Agent may reasonably request, including, without limitation, such other instruments, certificates, opinions of counsel and documentation as Administrative Agent shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Administrative Agent by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents and partial release endorsements to the existing Title Policy, as applicable; and

(F)           Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent in connection with such release.

6.5          Investments. The Borrower shall not directly or indirectly make or maintain any Investment except Investments in cash and Cash Equivalents.

6.6          Transactions with Affiliates. The Borrower shall not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with (1) a holder or holders of more than five percent (5%) of any class of Capital Stock of Station Casinos, Inc., or its constituent equity holders; or (2) with any Affiliate of the foregoing (a “Transactional Affiliate”), except (y) as set forth on Schedule 6.6 or (z) upon prior notice to Administrative Agent and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.

6.7          Modifications to Organizational Documents and Other Material Agreements.  The Borrower shall not, and shall not permit any of the other Borrower Parties to, Modify any of their respective Organizational Documents or any Material Agreements, in each case without the Administrative Agent’s prior written consent, other than (a) Modifications necessary to clarify existing provisions of such Organizational Documents or Material Agreements; and (b) Modifications which would have no adverse effect on the rights or interests of Administrative Agent or Lenders in conjunction with the Loans or under the Loan Documents and would not change in any material respect the rights and obligations of the parties to such Organizational Documents or the Material Agreements.

6.8          Restricted Payments.  Borrower shall not make any Distributions unless no Potential Default or Event of Default has occurred and is then continuing or is expected to result from making such Distribution and such Distribution consists of one or more of the following:

(i)          the Closing Date Distribution;

(ii)         Permitted Tax Distributions;

(iii)        Distributions of the balance of the Net Sale Proceeds of the sale of a Real Property upon compliance with all conditions to the Release of such Real Property (including payment to Administrative Agent of the Release Payment (and the accrued and unpaid interest due in conjunction therewith pursuant to Section 2.5(3) of this Agreement); and

(iv)        Distributions of the amounts paid to Borrower pursuant to Section 5.15(2)(iii) of this Agreement.

6.9          Financial Covenants. LTV Ratio.  At all times, the LTV Ratio shall not exceed 40.0%, based on the most recent Appraisals for the Mortgaged Property.

6.10        Sale Leaseback. The Borrower shall not enter into any sale and leaseback transaction covering any Real Property.

6.11        Negative Pledges.  The Borrower shall not enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation of the Borrower to be equally and ratably secured with the Obligations.

6.12        Modifications.  The Borrower shall not make any alteration or other modification to any Improvement on any Real Property or develop or construct any new Improvements on any Real Property, in an amount in excess of $2,500,000, in each case without the prior written consent of Administrative Agent, which consent Administrative Agent may withhold in its sole and absolute discretion; provided, however, that the Borrower shall be permitted to demolish any Improvements on any Real Property, regardless of the cost of such demolition, without the consent of Administrative Agent, provided that, (a) prior to commencing such demolition, (i) Borrower shall deliver to Agents evidence that Borrower has secured all consents, approvals, permits and other authorizations from all applicable Governmental Authorities necessary to perform such demolition in compliance with all Requirements of Law, including, without limitation, (w) evidence of compliance with all applicable provisions of NRS Sections 618.750 et seq. relating to containment and removal of asbestos and asbestos containing materials from any Improvements to be demolished that contain asbestos or asbestos containing materials and all requirements imposed in connection with such statutory provisions, together with copies of all written notifications made to and permits obtained from the Department of Air Quality and Environmental Management of the Environmental Health Division of the Southern Nevada Health District (together with any successor agency, the “Department of Air Quality”) with respect to asbestos or asbestos-containing materials pursuant to the applicable regulations issued by the Department of Air Quality, (x) evidence of compliance with all applicable provisions of Clark County Code Section 30.32.040 concerning the implementation and maintenance of appropriate dust palliative measures with respect to control of fugitive dust released during any such demolition work to the extent required, together with copies of all written notifications made to and permits obtained from the Department of Air Quality for dust control in connection with such demolition pursuant to the applicable regulations issued by the Department of Air Quality, (y) evidence of compliance with all applicable provisions of Clark County Code Section 24.40.020 to the extent required if any such demolition work involves the discharge of wastewater or any pollutant to the stormwater system, together with a copy of the discharge permit(s) required to be obtained from the Division of Environmental Protection (“NDEP”) of the State of Nevada Department of Conservation and Natural Resources in connection with any such discharge, and (z) to the extent any such demolition work entails the removal or closure of underground storage tanks or the disturbance, movement or removal of surface or subsurface soils or underground water that have been contaminated with Hazardous Materials, evidence that such removal, closure, disturbance, movement and/or removal complies with all requirements of and regulations promulgated pursuant to NRS Chapter 445A and all rules, regulations and requirements issued by NDEP and the Department of Air Quality to the extent required; and (ii) Borrower shall certify to Agent and the Lenders in writing that no other consents, approvals, permits or authorizations from any Governmental Authority, and no outstanding conditions to the consents, approvals, permits and other authorizations presented to Agents, exist or are required to perform such demolition in compliance with all Requirements of Law; and (b) promptly following the completion of such demolition, Borrower shall certify to Agents and the Lenders in writing that such demolition was performed in material compliance with all Requirements of Law and, upon request of any Agent, Borrower shall deliver to such Agent a copy of any certifications, closure letters or other forms of approval or sign-off required to be obtained from applicable Governmental Authorities under applicable Requirements of Law in connection with the performance or completion of such demolition.  Borrower shall notify Agents if it (x) receives any written notice from NDEP, the Department of Air Quality, the State Fire Marshal, or any other Governmental Authority having jurisdiction over any permitted demolition activities or the effects of such activities on the environmental condition of the Mortgaged Property, including any removal from the Mortgaged Property to an offsite facility of any removed underground storage tank or contaminated soil, of the violation or alleged violation of NRS Chapter 444 (and, in the event of any violation arising under NRS Chapter 444, any lien claim filed or recorded or any other written notice relating to any lien that may be imposed on the Mortgaged Property or any portion thereof as a result of such violation pursuant to NRS Section 444.520), NRS Chapters 445A or 445B, NRS Sections 459.400 et seq., NRS Chapter 477 or NRS Chapter 618, or (y) files any written application pursuant to NRS Section 459.634 to participate in the state voluntary remediation Program (as defined in NRS Section 459.624) or pursuant to Nevada Administrative Code Section 590.700 to obtain assistance in the cleanup of soil contamination, to the extent Borrower is eligible to file any such application.

6.13        Interest Rate Contracts. The Borrower shall not enter into any Interest Rate Contract other than the Required Interest Rate Contracts.

ARTICLE VII

EVENTS OF DEFAULT.

7.1          Event of Default.  Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

(1)           The Borrower (i) shall fail to make any payment of principal or interest on the Loans (including any mandatory prepayments under Section 2.5(1)), or (ii) shall fail to pay any other Obligation within five days of the date when due; or

(2)           Any representation or warranty made or deemed made by any Borrower Party in any Loan Document or by any Borrower Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(3)           Any of the Borrower Parties shall default in the observance or performance of any covenant or agreement contained in Article VI; or

(4)           Any Borrower Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document (other than those that are otherwise the subject of an Event of Default under this Section 7.1), if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(5)           The Borrower shall fail to make any payment on any other Indebtedness (other than the Obligations), and in each such case, such failure relates to Indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness of the Borrower having a principal amount of $1,000,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any Indebtedness of the Borrower having a principal amount of $1,000,000 or more shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(6)           (i) if any Borrower Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, (ii) if any Borrower Party shall make a general assignment for the benefit of creditors, (iii) if any proceeding shall be instituted by or against any Borrower Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, in the case of any such proceedings instituted against a Borrower Party (but not instituted by any Borrower Party), either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur, or (iv) any Borrower Party shall take any corporate, partnership or company action to authorize any of the actions set forth above in clauses (i), (ii) and (iii) of this Section 7.1(6); or

(7)           any final judgment or order (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $2,500,000 in the case of a money judgment, to the extent not covered by insurance, or that could reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect, in the case of a non-monetary judgment, shall be rendered against Borrower by a court having jurisdiction, and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

(8)           (i) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom that are or are reasonably likely to be imposed on the Borrower or any ERISA Affiliate, whether or not assessed, exceeds $1,000,000 in the aggregate, (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by Borrower or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000 or (iii) any of Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(9)           Any Guarantor shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of its Guaranty; or

(10)         Any Event of Default shall occur under any of the other Loan Documents; or

(11)         There shall occur a Change of Control; or

(12)         Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against Borrower based on or arising from the violation of or pursuant to any Hazardous Materials Laws, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower is likely to incur uninsured environmental liabilities and costs in excess of $2,500,000 in the aggregate.

7.2          Remedies.

(1)           If any Event of Default shall occur and be continuing, the Administrative Agent may (or at the direction of the Required Lenders shall): (i) declare the outstanding principal balance of the Loans and interest accrued but unpaid thereon and all other Obligations immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties; (ii) exercise, on behalf of the Secured Parties, all rights and remedies under the Guaranty, the Pledge Agreement, the Assignment of Interest Rate Contract, the Assignment of Contracts, the Security Instruments and any other collateral documents entered into with respect to the Loans, (iii) declare that all or any portion of the Commitments be terminated; and (iv) immediately exercise all rights, powers and remedies available at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive; provided, however, that upon the occurrence of any of the Events of Default specified in Sections 7.1(6)(ii) and 7.1(6)(iii), the Commitments of each Lender to make Loans and the commitments of each Lender shall each automatically be terminated and the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(2)           Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Administrative Agent may:

(i)         without notice to the Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, or any operating or capital expenses with respect to the Mortgaged Property or any part thereof;

(ii)        in the Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii)       demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as the Administrative Agent may determine in its sole discretion; and

(iv)       take all other actions provided in, or contemplated by, this Agreement.

(3)           With respect to the Borrower, the Account Collateral, and the Mortgaged Property, nothing contained herein or in any other Loan Document shall be construed as requiring the Administrative Agent to resort to the Mortgaged Property for the satisfaction of any of the Obligations, and, the Administrative Agent may seek satisfaction out of the Mortgaged

Property or any part thereof, in its absolute discretion in respect of the Obligations.  In addition, the Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Security Instruments in any manner and for any amounts secured by this Agreement or the Security Instruments then due and payable as determined by the Administrative Agent in its sole discretion; provided, however, that the Administrative Agent shall issue a “Notice of Exclusive Control” pursuant to the Deposit Account Control Agreement only upon the occurrence and during the continuance of an Event of Default.  Notwithstanding one or more partial foreclosures, the Mortgaged Property shall remain subject to this Agreement and the Security Instruments to secure payment of sums secured by this Agreement and the Security Instruments and not previously recovered.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

8.1          Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

8.2          Delegation of Duties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  With respect to the Lenders, the Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3          Exculpatory Provisions.  None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable to the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations hereunder or thereunder.  The Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.

8.4          Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  As to the Lenders:  (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Pro Rata Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

8.5          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice and a Potential Default or Event of Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement, the Pledge Agreements, the Assignment of Interest Rate Contract, the Assignment of Contracts,  or the Guaranties expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).

8.6          Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender.  Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7          Indemnification.  The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively.  The provisions of this Section 8.7 shall survive the payment of the Obligations and the termination of this Agreement.

8.8           Agents in Their Individual Capacity.  The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Joint Lead Arranger or an Agent hereunder.  With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Joint Lead Arranger or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Joint Lead Arrangers and each other Agent in its individual capacity.

8.9          Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

8.10        Limitations on Agents Liability.  The Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.

8.11        Collateral.  Each Secured Party, by its acceptance of the benefits of the Loan Documents, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the benefit of Secured Parties in accordance with the terms of this Agreement, the Security Instruments and the other Loan Documents.

ARTICLE IX
EXCULPATION

9.1          Exculpated Parties.  Except as set forth in this Article IX and the Guaranty, no personal liability shall be asserted, sought or obtained by Administrative Agent or any Lender or enforceable against (i) any Affiliate of Borrower, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iii) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) and (ii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit, deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instruments, the Notes, the Mortgaged Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Administrative Agent and the Lenders.  The foregoing limitation shall not in any way limit or affect Administrative Agent’s or any Lender’s right to any of the following and neither Administrative Agent nor any Lender shall be deemed to have waived any of the following:

(a)               Full recourse against Borrower;

(b)               Foreclosure of the lien of this Agreement and the Security Instruments in accordance with the terms and provisions set forth herein and in the Security Instruments;

(c)               Action against any other security at any time given to secure the payment of the Notes and the other Obligations;

(d)               Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Article IX;

(e)               Any right which Administrative Agent or the Lenders may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations secured by this Agreement and the Security Instruments or to require that all collateral shall continue to secure all of the Obligations owing to Lenders in accordance with the Loan Documents; or

(f)                The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loans (including, without limitation, the Guaranty).

9.2           Carveouts From Non-Recourse Limitations.  Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s or any Guarantor’s liability for the payment, in accordance with the terms of this Agreement, the Notes, the Security Instruments and the other Loan Documents and the Specified Interest Rate Contracts, to Administrative Agent and the Secured Parties of:

(a)               Borrower’s obligation to maintain the Minimum Balance in the Interest Reserve Account at all times during the term of the Facility;

(b)               any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of the fraudulent acts of Borrower or any Affiliate of Borrower;

(c)           Proceeds which Borrower or any Affiliate of Borrower has received and to which Administrative Agent and/or the Secured Parties are entitled pursuant to the terms of this Agreement or any of the Loan Documents or the Specified Interest Rate Contracts to the extent the same have not been applied toward payment of the Obligations, or used for the repair or replacement of the Mortgaged Property in accordance with the provisions of this Agreement;

(d)           all loss, damage, cost or expense as incurred by Administrative Agent and/or the Secured Parties and arising from any intentional misrepresentation of Borrower or any Affiliate of Borrower;

(e)           any misappropriation of rents or security deposits or other funds relating to the Mortgaged Properties by Borrower or any of its Affiliates;

(f)            any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of all or any part of the Mortgaged Property, the Account Collateral or the Rate Protection Collateral being encumbered by a Lien or Transferred by reason of the acts of Borrower or any Affiliate of Borrower from and after the date hereof (other than this Agreement and the Security Instruments) in violation of the Loan Documents;

(g)           after the occurrence and during the continuance of an Event of Default, any rents, issues, profits and/or income from the Mortgaged Property collected by Borrower or any Affiliate of Borrower (other than rent paid directly to Administrative Agent pursuant to any notice of direction delivered to tenants of the Mortgaged Property) and not applied to payment of the Obligations or used to pay normal and verifiable operating expenses of the Mortgaged Property or otherwise applied in a manner permitted under the Loan Documents;

(h)           any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of physical damage to the Mortgaged Property from intentional waste or other willful destruction  committed by Borrower or any Affiliate of Borrower;

(i)            any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of any breach of a representation set forth in Section 4.15 or the failure of Borrower to comply with any of the provisions of Section 5.9;

(j)            any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of any breach of a representation set forth in Section 4.25 or any covenant set forth in Section 5.14;

(k)           any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of the failure of Borrower to pay in full the Release Payment for a Real Property, in accordance with the provisions of Section 6.4(3)(iv);

(l)            all of the Obligations in the event of: (i) any Borrower Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) any Borrower Party filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, or colluding with (or any of such Borrower Party’s Affiliates colluding with) petitioning creditors to file any such involuntary petition from any Person; (iii) any Borrower Party consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Borrower Party or any portion of the Mortgaged Property; (iv) any Borrower Party making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, that it is insolvent;

(m)          any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Administrative Agent and/or the Secured Parties, in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Administrative Agent relative to the Mortgaged Property, the Account Collateral or the Rate Protection Collateral or any part thereof which is found by a court to have been raised by Borrower in bad faith or to be without basis in fact or law; or

(n)           reasonable attorney’s fees and expenses actually incurred by Administrative Agent and/or the Secured Parties in connection with any successful suit or other action filed or commenced on account of any of the foregoing clauses (a) through (m).

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1         No Assignment by Borrower.  None of the Borrower Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders.  Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.

10.2         Modification.

(1)           Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent and the Borrower and, except for the Modifications and waivers requiring consent of one hundred percent (100%) of the Lenders referred to below, the Required Lenders, and, with respect to Modifications and waivers that would have the effect of altering the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Specified Interest Rate Contracts or the definition of “Interest Rate Contract,” “Obligations,” “Secured Party” or “Specified Interest Rate Contract,” in each case in a manner adverse to any Counterparty to a Specified Interest Rate Contract  with Obligations then outstanding without the written consent of any such Counterparty.  No such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders:  (i) reduce the principal of, or rate of interest on, the Loans or fees payable to the Lenders hereunder or under the Fee Letter, (ii) except as expressly contemplated by Section 10.8 below, modify the Pro Rata Share of any Lender, (iii) Modify the definition of “Required Lenders,” (iv) extend or waive any scheduled payment date for any principal, interest or fees, (v) release any Guarantor from its obligations under the Guaranty entered into by it, release Borrower from its obligation to repay the Loans, release the Pledgor under the Pledge Agreement or release any portion of the collateral pledged under the Pledge Agreement, (vi) Modify this Section 10.2, or (vii) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders.

(2)           It is expressly agreed and understood that the election by the Required Lenders to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document.  No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

10.3         Cumulative Rights; No Waiver.  The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent and the Lenders relating hereto, at law, in equity or otherwise.  Any delay or failure by Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent or the Lenders, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

10.4         Entire Agreement.  This Agreement, the Fee Letter, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

10.5         Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

10.6         Notices.  All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (1) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (2) three (3) Business Days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (3) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 10.6 attached hereto.  Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein.

10.7         Governing Law.  This Agreement and the other Loan Documents, except as otherwise expressly provided therein, shall be governed by and construed in accordance with the laws of the State of New York, including General Obligations Law 5-1401, but otherwise without giving effect to its choice of law rules.

10.8         Assignments, Participations, Syndication, Etc.

(1)           With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, and, provided there is no Potential Default or Event of Default then continuing, with prior notice to Borrower, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all or any part of such Lender’s Pro Rata Share of the Loans and the other Obligations held by such Lender hereunder, in a minimum amount of $1,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Pro Rata Share of the Loans is less than $1,000,000, one hundred percent (100%)

thereof); provided, however, that the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement, (iii) the assignment shall have been recorded in the Register, and  (iv) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

(2)           The Agent shall, on behalf of the Borrower, maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each Person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement.  Upon request from Borrower, the Administrative Agent shall provide a copy of the Register to Borrower.  From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee, and the assignment has been recorded in the Register:  (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Pro Rata Shares resulting therefrom.

(3)           Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Pro Rata Share of the Loans.

(4)           Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in the Loans and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.10, 2.12, and 2.15 (and subject to the burdens of Sections 2.12, 2.13 and 10.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 10.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(5)           Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Pro Rata Share of the Loans held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Pro Rata Share of the Loans made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Pro Rata Share of the Loans to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.  Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the sums owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.8, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.9         Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

10.10       Sharing of Payments.  If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Pro Rata Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Lender is hereby authorized by the Borrower to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender.  Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender.

10.11       Confidentiality.  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information.  Nothing contained herein shall restrict any Lender from disclosing such information (t) pursuant to any requirement of any Governmental Authority; (u) pursuant to subpoena or other court process; (v) when required to do so in accordance with the provisions of any applicable Requirement of Law; (w) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (x) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (y) to such Lender’s independent auditors and other professional advisors; and (z) to any Participant or Assignee and to any prospective Participant or Assignee, and to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor provided that each Participant and Assignee or prospective Participant or Assignee, and each contractual counterparty or professional advisor to such contractual counterparty, first agrees to be bound by the provisions of this Section 10.11.

10.12       Consent to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS MAY BE MADE BY ANY MEANS PERMITTED BY NEW YORK LAW.

10.13       Waiver of Jury Trial.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS WAIVE ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS

AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.14       Indemnity.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Administrative Agent, the other Agents, the Joint Lead Arrangers, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person.  Without limiting the foregoing, the Borrower shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel) (1) of the Administrative Agent incident to the preparation, negotiation and administration and performance of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the due diligence review undertaken in connection therewith, and the syndication of the Loans (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Secured Parties and the Administrative Agent under the Loan Documents (including expenses incurred in creating and perfecting the Lien in favor of the Administrative Agent pursuant to this Agreement and the other Loan Documents), and (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Borrower Party or a “workout” of the Obligations.  The agreements in this Section 10.14 shall survive payment of all other Obligations.

10.15       Telephonic Instruction.  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to reasonably rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic notice.  The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic notice.

10.16       Marshalling; Payments Set Aside.  Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

10.17       Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to (1) notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (2) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

10.18       Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

10.19       No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders, the Joint Lead Arrangers, and the Agents, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.20       Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

10.21       Reinstatement.  This Agreement and the security interests created herein shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s Obligations hereunder, or any part thereof, is, pursuant to bankruptcy, insolvency or other applicable laws, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such Obligations and the security interests created herein shall continue to be effective or be reinstated (except to the extent the related collateral has been sold to a bona fide purchaser for value) and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.22       Rights Under Specified Interest Rate Contracts.  Neither the Loan Documents nor any Specified Interest Rate Contract will create (or be deemed to create) in favor of any counterparty that is a party thereto any rights in connection with the management or release of any Mortgaged Property or any other collateral for the Obligations or of the obligations of the Borrower under the Loan Documents (except as expressly provided in the first sentence of Section 9.2(1) of this Agreement).

 [SIGNATURE PAGES FOLLOWING]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

CV PROPCO, LLC, a Nevada limited liability company

By:	/s/ Richard J. Haskins
Name:	Richard J. Haskins
Title:	Secretary

LENDERS AND AGENTS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and a Lender

By:	/s/ James Rolison
Name:	James Rolison
Title:	Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Director

JPMORGAN CHASE BANK, N.A., as Syndication Agent and a Lender

By:	/s/ Donald S. Shokrian
Name:	Donald S. Shokrian
Title:	Managing Director